UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Meta Materials Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(p) per Exchange Act Rules 14a-6(i)(1) and 0-11.

META MATERIALS INC.

60 Highfield Park Drive, Suite 102

Dartmouth, Nova Scotia

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 11, 2023

We hereby give notice that the 2023 Annual Meeting of Stockholders of Meta Materials Inc. will be held on December 11, 2023, at 12:00 p.m. Eastern Time (the "Annual Meeting").

The Annual Meeting will be held in a virtual meeting format at https://web.lumiagm.com/231241931.

If you hold shares of Meta Materials Inc., in addition to voting by submitting your proxy prior to the Annual Meeting, you also will be able to vote your shares electronically during the Annual Meeting. If you are a stockholder of Metamaterial Exchangeco Inc., please refer to the section titled “If you are a Holder of Record of the Exchangeable Shares” included in the accompanying proxy statement for information regarding voting in the Annual Meeting. Further details regarding the virtual meeting are included in the accompanying proxy statement. The Annual Meeting will be held for the following purposes:

(1)	To elect eight (8) director nominees named in the proxy statement;

(2)	To ratify the appointment of KPMG LLP ("KPMG") as our independent registered public accounting firm for fiscal year ending December 31, 2023 ("fiscal year 2023");

(3)

To approve a reverse stock split of our common stock at a ratio within the range of 1-for-5 to 1-for-35, with such ratio to be determined in the discretion of our Board and with such reverse stock split to be effected at such time and date as determined by our Board in its sole discretion;

(4)	To approve the potential issuance of shares of common stock to Lincoln Park Capital Fund, LLC ("Lincoln Park") in excess of 19.99% of our outstanding common stock pursuant to the Nasdaq Listing Rules;

(5)

To approve the amendment to the 2021 Equity Incentive Plan to increase the maximum aggregate number of shares that may be subject to awards and sold under the 2021 Equity Incentive Plan by 50,000,000 shares; and

(6)	To transact such other business as may properly come before the meeting.

Under Nevada law, only stockholders of record on the record date ("Record Date"), which is October 16, 2023, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. It is important that your shares be represented at this meeting so that the presence of a quorum is assured.

Your vote is important. Even if you plan to attend the live webcast of the Annual Meeting, please date and execute the proxy card or voting instruction form and return it promptly as soon as possible. If you attend the live webcast of the Annual Meeting, you may revoke your proxy and vote your shares during the live webcast of the Annual Meeting.

IF YOU PLAN TO ATTEND:

To be admitted to the Annual Meeting at https://web.lumiagm.com/231241931 you must have your control number available and follow the instructions found on your proxy card or, if you have a voting instruction form, you will be admitted as a guest. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. Please allow sufficient time before the Annual Meeting to complete the online check-in process. Your vote is very important.

By Order of the Board of Directors,

/s/ Uzi Sasson
October [●], 2023	Uzi Sasson
Chief Financial Officer and Chief Operating Officer

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on December 11, 2023

The Proxy Statement, form of proxy card and 2022 Annual Report on Form 10-K (as amended), are being made available on or about October [●], 2023, at: http://www.astproxyportal.com/ast/24438. We are providing access to our proxy materials over the Internet under the “notice and access” rules adopted by the Securities and Exchange Commission.

META MATERIALS INC.

60 Highfield Park Drive, Suite 102

Dartmouth, Nova Scotia

PROXY STATEMENT

FOR THE

2023 ANNUAL MEETING OF STOCKHOLDERS

To be held on December 11, 2023

The Board of Directors (the “Board”) of Meta Materials Inc., a Nevada corporation (the “Company,” “we,” “us,” or “our”), is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders to be held on December 11, 2023, at 12:00 p.m. Eastern Time and at any adjournment thereof. The Annual Meeting will be held in a virtual format online at https://web.lumiagm.com/231241931.

This Proxy Statement contains information relating to the Annual Meeting and the matters to be voted upon. Stockholders attending the live webcast of the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. If you hold common shares of the Company, in addition to voting by submitting your proxy prior to the Annual Meeting, you also will be able to vote your shares electronically during the Annual Meeting. If you are a stockholder of Metamaterial Exchangeco Inc. (“Exchangeco”), please refer to the section titled “If you are a Holder of Record of the Exchangeable Shares” below for information regarding voting in the Annual Meeting.

Whether or not you expect to attend the live webcast of the Annual Meeting, we urge you to vote your shares via proxy at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares will save us the expenses and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option as described elsewhere in this Proxy Statement. Your vote is important, so please act today!

INFORMATION CONCERNING THE ANNUAL MEETING

Mailing and Solicitation. This Proxy Statement and accompanying form of proxy card will first be made available to stockholders on or about October [●], 2023. The cost of the solicitation of proxies will be paid by us.

Annual Report. A copy of our 2022 Annual Report on Form 10-K, as amended (the "2022 Annual Report"), has been made available with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting.

Proxies. Whether or not you plan to attend the live webcast of the Annual Meeting, we request that you promptly submit the proxy card or voting instruction form and vote your shares pursuant to the voting instructions therein. A control number, located on the proxy card, is designed to verify your identity, allow you to vote your shares, and confirm that your voting instructions have been properly recorded.

If your shares are registered in the name of a bank, broker, or other nominee, follow the proxy instructions on the form you receive from your bank, broker or other nominee. The availability of telephone and internet proxy will depend on your bank, broker or other nominee’s proxy processes. Under the rules of the New York Stock Exchange, brokers who hold shares in “street name” for customers are precluded from exercising voting discretion with respect to the approval of non-routine matters (so called “broker non-votes”) where the beneficial owner has not given voting instructions. For more information on broker non-votes, please read the section titled ”Effect of Abstentions and Broker Non-Votes” below.

Voting in Accordance with Instructions. The shares represented by your properly completed proxy will be voted in accordance with your instructions marked on it. If you properly sign, date, and deliver to us your proxy but you mark no instructions on it, the shares represented by your proxy will be voted FOR the election of each of the eight (8) director nominees named in this Proxy Statement (Proposal 1); FOR the ratification of KPMG as our independent registered public accounting firm for fiscal year 2023 (Proposal 2); FOR the approval of a reverse stock split of our common stock at a ratio within the range of 1-for-5 to 1-for-35, with such ratio to be determined in the discretion of our Board and with such reverse stock split to be effected at such time and date as determined by our Board in its sole discretion (Proposal 3); FOR the approval of the potential issuance of shares of common stock to Lincoln Park in excess of 19.99% of our outstanding common stock pursuant to the Nasdaq Listing Rules (Proposal 4); and FOR the approval of the amendment of the 2021 Equity Incentive Plan to increase the maximum aggregate number of shares that may be subject to awards and sold under the 2021 Equity Incentive Plan by 50,000,000 (Proposal 5). The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting, but if other matters are properly brought before the Annual Meeting, shares represented by properly completed proxies received by mail will be voted in accordance with the judgment of the persons named as proxies.

Quorum and Voting Rights. The presence during the live webcast of the Annual Meeting or by proxy of one-third or more of the outstanding shares entitled to vote on the record date constitutes a quorum for purposes of voting on a particular matter and conducting business at the meeting. We currently have two classes of stock issued and outstanding: common stock and Series B Special Voting Preferred Stock. Each share of common stock entitles its holder to one vote on all matters to be voted upon at the Annual Meeting. As of the record date for the Annual Meeting, there was one outstanding share of Series B Special Voting Preferred Stock, which entitles its holder to one vote on all matters to be voted upon at the Annual Meeting plus up to an additional 38,543,840 votes on each matter, which represents the votes entitled to be cast by the Exchangeable Shares (the “Exchangeable Shares”) of Exchangeco, pursuant to that certain Voting and Exchange Trust Agreement (the “Trust Agreement”) by and between the Company (formerly Torchlight Energy Resources, Inc.), Exchangeco, and the trustee thereunder (the “Trustee”).

The following shows our capitalization table as of Record Date:

	Common Stock			Preferred Stock
Status	Common Stock (MMAT)	Exchangeable Shares of Exchangeco (MMAX)	Total Common Stock	Series B Special Voting Preferred Stock
Number of Shares Issued and Outstanding	37,293,840	452,120,767	489,414,607	1
Number of Voting Shares	37,293,840	452,120,767	489,414,607	1

Required Vote. Nominees for director will be elected by a plurality (i.e., a simple majority of the votes cast at the Meeting) of the votes cast by stockholders entitled to vote on the election of directors at a meeting at which a quorum is present (Proposal 1). As a result, any shares not voted “FOR” a particular nominee (whether as a result of a withhold vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director.

The affirmative vote of a majority of the shares entitled to vote, present in person via live webcast or represented by proxy at a meeting at which a quorum is present is required for the (i) ratification of KPMG as our independent registered public accounting firm for fiscal year 2023 (Proposal 2), (ii) the approval of the potential issuance of shares of common stock to Lincoln Park Capital Fund, LLC in excess of 19.99% of our outstanding common stock pursuant to the Nasdaq Listing Rules (Proposal 4); and (iii) the approval of the amendment of our 2021 Equity Incentive Plan to increase the maximum aggregate number of shares that may be subject to awards and sold under the Equity Incentive Plan to 50,000,000 (Proposal 5). The approval of the reverse stock split of our common stock at a ratio within the range of 1-for-5 to 1-for-35, with such ratio to be determined in the discretion of our Board and with such reverse stock split to be effected at such time and date as determined by our Board in its sole discretion (Proposal 3) requires the number of votes cast in favor of this proposal exceed the number of votes cast in opposition of this proposal.

Effect of Abstentions and Broker Non-Votes. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. We expect that Proposal 2 and Proposal 3 will be considered “routine” matters. Accordingly, the bank, broker or other nominee that holds your shares may vote your shares without receiving instructions from you and, as a result, we do not expect there to be any broker non-votes. If there are broker non-votes, they will have no effect on the outcome of such proposals.

The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers (Broker Non-Votes).

Proposals	Votes Required for Approval	Abstentions	Broker Non-Votes
Election of 8 director nominees (Proposal 1)	Plurality of votes cast	No effect	No effect
Ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2023 (Proposal 2)	Majority of shares present and entitled to vote	Same as a vote "Against"	Broker or custodian may vote using its discretion
Approval of a reverse stock split of our common stock at a ratio within the range of 1-for-5 to 1-for-35 (Proposal 3)	Majority of votes cast	No effect	Broker or custodian may vote using its discretion
Approval of the potential issuance of shares of common stock to Lincoln Park Capital Fund, LLC in excess of 19.99% of our outstanding common stock pursuant to the Nasdaq Listing Rules (Proposal 4)	Majority of shares present and entitled to vote	Same as a vote "Against"	No effect
Approval of the amendment of our 2021 Equity Incentive Plan (Proposal 5)	Majority of shares present and entitled to vote	Same as a vote "Against"	No effect

Record Date. The close of business on October 16, 2023 has been fixed as the record date of the Annual Meeting, and only stockholders of record at that time will be entitled to vote. As of October 16, 2023, there were 489,414,607 shares of common stock and one share of Series B Special Voting Preferred Stock issued and outstanding and entitled to vote at the Annual Meeting. As of October 16, 2023, Exchangeco is the holder of 37,293,840 Exchangeable Shares, entitling the single share of Series B Special Voting Preferred Stock to cast, in addition to the single vote the holder of the share of Special B Voting Preferred Stock is entitled to cast up to 37,293,840 votes pursuant to the Trust Agreement. Only record holders and beneficial owners who held shares of our common stock, Series B Special Preferred Stock, holders of record of Exchangeable Shares on the record date, or their duly authorized proxies, may attend the live webcast of the Annual Meeting.

Questions and Answers about Virtual Meeting Format

How do I attend the Annual Meeting?

The Annual Meeting will be held on December 11, 2023, at 12:00 p.m. Eastern Time in a virtual format online by accessing https://web.lumiagm.com/231241931.

Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?

No. None of the stockholders has any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

How Do I Vote?

The proxy card or voting instruction form contains instructions on how to vote your shares by mail, facsimile, Internet or telephone, in advance of the Annual Meeting. The voting instructions you receive may be different depending on whether you are a registered stockholder or a “street name” stockholder. If you are a street name stockholder, your bank, broker or other nominee firm is the legal, registered owner of the shares, and the voting instructions allow you to instruct such bank, broker or other nominee how to vote your shares.

Additionally, if you are a registered stockholder, you will be able to vote your shares electronically during the Annual Meeting. If you are a street name stockholder, please check your proxy card and voting instructions or contact your broker or other nominee to determine whether, if you attend the live webcast of the Annual Meeting, you will be able to vote your shares electronically during the meeting.

Shares Registered in Your Name

If you are a stockholder of record, you may vote in one of four ways:

•

Vote via the internet. You may submit a proxy over the Internet at www.voteproxy.com 24 hours a day, seven days a week. You will need the 16-digit control number included on your proxy card (if you received a printed copy of the proxy materials);

•

Vote by telephone. You may submit a proxy using a touch-tone telephone by calling 1-866-745-0269 in the United States or 1-201-299-4446 from foreign countries, 24 hours a day, seven days a week. You will need the 16-digit control number included on your proxy card (if you received a printed copy of the proxy materials);

•

Vote by Mail. If you received printed proxy materials, you may direct how your shares are voted at the Annual Meeting by completing, signing, and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Your completed, signed and dated proxy card must be received prior to the Annual Meeting; or

•	Vote during the Annual Meeting live via the internet by following the instructions posted at www.voteproxy.com.

For holders of our common stock, votes submitted via the internet or by telephone must be received by 11:59 p.m., Eastern Time, on December 10, 2023. Submitting your proxy via the internet, by telephone or by mail will not, except as to holders of the Exchangeable Shares, affect your right to vote during the Annual Meeting live via the internet. For additional information, please see “Revocability of Proxies” below.

For holders of Exchangeable Shares, votes submitted via the internet or by telephone must be received by 9:00 a.m., Eastern Time, on December 5, 2023. For additional information, please see “If you are a Holder of Record of the Exchangeable Shares” below.

Shares Registered in the Name of a Broker, Bank or Other Agent

Most beneficial owners holding stock in “street name” will receive instructions for voting their shares from their bank, broker or other nominee. A number of brokers and banks participate in a program provided through Broadridge Financial Solutions, Inc. (“Broadridge”) that allows stockholders to grant their proxy to vote shares by means of the telephone or internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may vote by telephone by calling the number shown on the voting instruction form received from your broker or bank, or you may vote via the internet at Broadridge’s website at http://www.proxyvote.com and use your control number and other information as requested. However, since you are not the stockholder of record, you may not vote your shares live via the internet at the Annual Meeting unless you obtain a valid proxy from your broker, bank or other nominee.

Holder of Record of the Exchangeable Shares

Holders of Exchangeable Shares are receiving these proxy materials in accordance with the provisions of the Exchangeable Shares and the Trust Agreement. The Exchangeable Shares are exchangeable for shares of the Company’s common stock on a one-for-one basis.

In accordance with the Trust Agreement, holders of Exchangeable Shares are effectively provided with voting rights for each Exchangeable Share that are nearly equivalent to the voting rights applicable to a share of the Company’s common stock, and holders are entitled to instruct the Trustee as to how to vote their Exchangeable Shares. The Trustee holds one share of the Company’s Series B Special Voting Preferred Stock designated as the “Special Voting Share.” The Special Voting Share entitles the Trustee to vote on matters in which holders of the Company’s common stock are entitled to vote. The Special Voting Share is entitled to a number of votes equal to the number of Exchangeable Shares outstanding on the record date for determining holders of the Company’s common stock entitled to vote and for which the Trustee has received voting instructions from the holders of such Exchangeable Shares. The Special Voting Share shall vote together with the holders of the Company’s common stock as a single class.

In accordance with the terms of the Trust Agreement, the Company has undertaken to perform the obligations of the Trustee and has authorized TSX Trust Company (“TSX”) to collect and receive directly the votes from the holders of the Exchangeable Shares on its behalf. Based upon the foregoing, holders of Exchangeable shares are entitled to cast up to 37,293,840 votes at the Annual Meeting. However, TSX will receive and tabulate each vote attached to the Exchangeable Shares only on the basis of instructions received from the holders of record of the Exchangeable Shares. In the absence of instructions from a holder as to voting, TSX will not include the Exchangeable Shares held by such holder in the vote.

Holders of Exchangeable Shares may not vote during the live webcast of the Annual Meeting. Holders of Exchangeable shares must instruct TSX how they wish to vote.

By Telephone or the Internet

Holders of Exchangeable Shares of record can vote their shares via telephone or the Internet as instructed on their voter information card. The telephone and Internet procedures are designed to authenticate a stockholder’s identity, to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

The telephone and Internet voting facilities will close at 9:00 a.m., Eastern Time, on December 5, 2023.

By Mail

Holders of Exchangeable Shares who wish to vote by mail should contact TSX Trust Company at 1-888-433-6443 for further instructions on receiving, completing, and returning a voter instruction card.

Revocability of Proxies

If you are a stockholder of record, once you have submitted your proxy by mail, telephone or internet, you may revoke it at any time before it is voted at the Annual Meeting (or any adjournment thereof). You may revoke your proxy in any one of the following three ways:

•

You may submit another proxy marked with a later date by mail (which must be received before the polls close at the Annual Meeting), or by mail or telephone or via the internet by the applicable deadline as described above, which will automatically revoke your earlier proxy;

•

You may provide written notice that you wish to revoke your proxy to our Corporate Secretary at Meta Materials Inc., Attn: Corporate Secretary, 60 Highfield Park Drive, Suite 102, Dartmouth, Nova Scotia, Canada, NS B3A 4R9 by no later than the close of business on Tuesday, December 5, 2023; or

•

You may attend the live webcast of the Annual Meeting and submit your vote live via the internet. Attendance at the Annual Meeting live via the internet will not, by itself, cause your previously granted proxy to be revoked.

If you are a beneficial owner holding shares in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with the instructions they provided (see “Voting Shares Registered in the Name of a Broker, Bank or Other Agent” above).

If you are a holder of Exchangeable Shares, you may revoke your voting instructions to TSX in accordance with the voting direction provided by TSX.

Tabulation of Votes

A representative from Equiniti Trust Company, LLC will act as inspector of elections and tabulate the votes at the Annual Meeting. All shares represented by valid proxies received before the Annual Meeting will be voted. If you submit a valid proxy containing instructions regarding how to vote with respect to any matter to be acted upon, your shares will be voted in accordance with those instructions. If you submit a valid proxy with no instructions, then your shares will be voted by the individuals we have designated as proxies for the Annual Meeting in the following manner:

•	“FOR” the election of each of the eight (8) director nominees named in this proxy statement (Proposal 1);

•	“FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2023 (Proposal 2);

•

“FOR” the approval of a reverse stock split of our common stock at a ratio within the range of 1-for-5 to 1-for-35, with such ratio to be determined in the discretion of our Board and with such reverse stock split to be effected at such time and date as determined by our Board in its sole discretion. (Proposal 3);

•	“FOR” the approval of the potential issuance of shares of common stock to Lincoln Park in excess of 19.99% of our outstanding common stock pursuant to the Nasdaq Listing Rules (Proposal 4); and

•

“FOR” the approval of the amendment to the 2021 Equity Incentive Plan to increase the maximum aggregate number of shares that may be subject to awards and sold under the 2021 Equity Incentive Plan by 50,000,000 shares (Proposal 5).

In addition, the individuals that we have designated as proxies for the Annual Meeting will have discretionary authority to vote your shares with respect to any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Voting Results

Preliminary voting results are expected to be announced at the Annual Meeting. Voting results will be tallied by the inspector of elections and reported in a Current Report on Form 8-K (the “Form 8-K”) that we will file with the SEC within four business days of the Annual Meeting. If the voting results reported in the Form 8-K are preliminary, we will subsequently file an amendment to the Form 8-K to report the final voting results within four business days of the date on which the final voting results are known.

Proxy Solicitation

This proxy solicitation is made by the Board, and we will bear the entire cost of soliciting proxies for the Annual Meeting, including costs associated with the preparation, assembly, printing and mailing of the proxy materials and any additional information furnished to stockholders. We will provide copies of the proxy materials to brokers, banks and other nominees holding shares of our common stock in their name for the benefit of others for forwarding to the beneficial owners. We may reimburse such brokers, banks or other agents for their costs associated with forwarding the proxy materials to the beneficial owners. We have retained D.F. King to assist with the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $60,000 in total. Proxy solicitations will be made primarily through the mail, but may be supplemented by telephone, email, or other electronic means by Broadridge, or by our directors, executive officers, employees or other agents without additional compensation to such individuals.

Householding of Proxy Materials

The SEC has adopted rules that permit brokers, banks and other nominees to satisfy the delivery requirements for proxy statements and annual reports, or notice of their availability, by delivering a single proxy statement and annual report to two or more stockholders sharing the same address. This process, which is commonly referred to as “householding,” can provide added convenience for our stockholders and additional cost savings for us.

This year, a number of brokers, banks and other nominees with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement and annual report or notice of internet availability will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent to the householding of communications. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report or notice of availability, please either (i) notify your broker, bank or other agent, (ii) direct your written request to Meta Materials Inc., Attn: Investor Relations, 60 Highfield Park Drive, Suite 102, Dartmouth, Nova Scotia, Canada, NS B3A 4R9., or (iii) contact us by phone at (877) 255-8483. Upon receipt of any such written or oral request, we undertake to promptly deliver free of charge a separate copy of the proxy statement, annual report and/or notice of availability, as applicable, to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of the proxy statement and annual report, or notices of availability, at their address and would like to request householding of their communications should notify us by mail or phone as described above or, if shares are held in “street name”, their broker, bank or other agent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information with respect to the beneficial ownership of our common stock as of October 18, 2023 by (i) each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director and (iii) all executive officers and directors as a group. Information with respect to beneficial ownership is based on a review of our stock transfer records and on the Schedules 13D and 13G that have been filed with the SEC by or on behalf of the stockholders listed below. Except as indicated by the footnotes below, we believe, based on the information available to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Percentage of beneficial ownership is calculated based on 489,414,607 shares of common stock outstanding as of October 18, 2023. We have determined beneficial ownership in accordance with SEC rules. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of common stock subject to stock options ("Options") held by that person that are currently exercisable or exercisable within 60 days of October 18, 2023. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except otherwise indicated in the footnotes below, the address of each beneficial owner listed in the table is Meta Materials Inc., 60 Highfield Park Drive, Suite 102, Dartmouth, Nova Scotia, Canada, NS B3A 4R9.

Name and principal position	Common Stock Shares		% of Class
Greater than 5% stockholders
George Palikaras	34,118,109	(1)	7.0%
Thomas Welch	44,629,033	(2)	9.1%
Anne Lambert	44,629,033	(3)	9.1%
Executive Officers and Directors
John R. Harding	222,195	(4)	*
Chairman of the Board of Directors
Allison Christilaw	650,640	(5)	*
Director
Steen Karsbo	653,957	(6)	*
Director
Kenneth Hannah	96,894	(7)	*
Director
Vyomesh Joshi	—		*
Director
Eugenia Corrales	—		*
Director
Philippe Morali	—		*
Director
Jim Fusaro	—		*
Director and CEO
All directors and executive officers as a group (10 persons)	1,623,686	(8)	*

* Represents less than 1%

(1)

Includes (a) 4,036,482 shares of common stock held by Mr. Palikaras, (b) 22,982,397 shares of common stock held by Lamda Guard Technologies LTD ("Lamda Guard"), (c) 3,320,022 shares of common stock held by Mr. Palikaras’ wife, (d) 1,824,338 shares of common stock that Mr. Palikaras has the right to acquire from us within 60 days of October 18, 2023 pursuant to the exercise of Options, (e) 168,910 shares of common stock that Mr. Palikaras’ wife has the right to acquire from us within 60 days of October 18, 2023 pursuant to the exercise of Options, (f) 1,461,240 shares of common stock that Mr. Palikaras has the right to acquire from us within 60 days of October 18, 2023 pursuant to the redemption of deferred stock units ("DSUs"), and (g) 324,720 shares of common stock that Mr. Palikaras’ wife has the right to acquire from us within 60 days of October 18, 2023 pursuant to the redemption of DSUs.

(2)

Includes (a) 20,812,551 shares of common stock held by Mr. Welch, (b) 22,391,482 shares held by Mr. Welch’s wife, Anne Lambert, and (c) 1,425,000 shares held by a charity in which Mr. Welch holds decision making influence. The address for the principal business and principal office, as applicable, of each of Mr. Welch and Ms. Lambert is 47 Pleasant Street, PO Box 40, Chester, Nova Scotia, Canada B0J 1J0.

(3)

Includes (a) 22,391,482 shares of common stock held by Ms. Lambert, (b) 20,812,551 shares of common stock held by Ms. Lamberts' husband, Thomas Welch, and (c) 1,425,000 shares held by a charity in which Ms. Lambert holds decision making influence. The address for the principal business and principal office, as applicable, of each of Ms. Lambert and Mr. Welch is 47 Pleasant Street, PO Box 40, Chester, Nova Scotia, Canada B0J 1J0.

(4)	Includes (a) 96,195 shares of common stock held by Mr. Harding, and (b) 126,000 shares of common stock held by Harding Partners LP in which Mr. Harding is a General Partner.
(5)

Includes (a) 15,000 shares of common stock held by Ms. Christilaw, (b) 553,500 shares of common stock that Ms. Christilaw has the right to acquire from us within 60 days of October 18, 2023 pursuant to the exercise of Options and (c) 82,140 shares of common stock that Ms. Christilaw has the right to acquire from us within 60 days of October 18, 2023 pursuant to the redemption of DSUs.

(6)

Includes (a) 18,317 shares of common stock held by Mr. Karsbo, (b) 553,500 shares of common stock that Mr. Karsbo has the right to acquire from us within 60 days of October 18, 2023 pursuant to the exercise of Options, and (c) 82,140 shares of common stock that Mr. Karsbo has the right to acquire from us within 60 days of October 18, 2023 pursuant to the redemption of DSUs.

(7)	Includes 96,894 shares of common stock that Mr. Hannah has the right to acquire from us within 60 days of October 18, 2023, pursuant to the redemption of DSUs.
(8)

Includes 1,856,807 shares of common stock that executive officers and directors have the right to acquire by exercise of stock options and excludes 2,084,185 unvested RSUs and DSUs held by executive officers and directors.

CORPORATE GOVERNANCE

Director Independence

Our Board has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board has determined that John R. Harding, Allison Christilaw, Steen Karsbo, Ken Hannah, Eugenia Corrales, Vyomesh Joshi and Philippe Morali representing seven of our eight directors, are “independent directors” as defined under the rules of the Nasdaq Capital Market (“Nasdaq”). Jim Fusaro is not considered independent due to his current services as our executive officer.

In determining whether directors were independent under Nasdaq rules, the Board considered the matters discussed in the section entitled “Certain Relationships and Related Transactions” below. There are no family relationships between any of our directors and executive officers. There are currently no legal proceedings, and during the past ten years there have been no legal proceedings, which are material to the evaluation or the ability or integrity of any of our directors or director nominees.

Leadership Structure of the Board of Directors

The Board has the following general leadership structure:

•

The positions of Chief Executive Officer and Chair of the Board are separate but may be held by the same individual. The positions of Chief Executive Officer and Chair of the Board are currently held by Mr. Fusaro and Mr. Harding, respectively. At any time when the chair of our Board is not independent, one of our independent directors should serve as our lead independent director.

•	The Chief Executive Officer and the Chair of the Board may jointly establish the agenda for each meeting of the Board, though any director may request the inclusion of items on the agenda.

Pursuant to our corporate governance guidelines, our independent directors meet on a regular basis throughout the year without the participation of our other directors who are not independent. Our management believes that having a majority of independent, experienced directors, including a lead independent director with specified responsibilities on behalf of the Board, provides the right leadership structure for the Company and is best for the Company and its stockholders at this time.

Board Committees

Currently, the Board has an Audit Committee, a Human Resources and Compensation Committee, and a Corporate Governance and Nominating Committee. Each of these committees operate under written charters, which are available on our website at https://investors.metamaterial.com/governance-documents. The Board has determined that all members of these committees satisfy the applicable independence requirements under Nasdaq rules. The current members of the committees are identified in the table below.

Name	Audit Committee	Human Resources and Compensation Committee	Corporate Governance and Nominating Committee
John Harding	͞	͞	͞
Jim Fusaro	͞	͞	͞
Allison Christilaw	͞	Chair	Member
Steen Karsbo	͞	Member	Chair
Ken Hannah	Chair	͞	͞
Vyomesh Joshi	͞	͞	Member
Eugenia Corrales	Member	͞	͞
Philippe Morali	Member	Member	͞

Audit Committee

The Audit Committee is responsible primarily for overseeing (i) the services provided by our independent registered public accounting firm, (ii) the integrity of our financial statements and internal control over financial reporting, and (iii) risk management, internal audit and our compliance with legal and regulatory requirements. Mr. Hannah, the Chair of the Audit Committee, has been determined by the Board to be an Audit Committee financial expert. The Audit Committee held five (5) meetings in 2022.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee is responsible primarily for evaluating and approving all compensation plans, policies and programs as they affect our executive officers, administering our equity compensation plans, and reviewing the compensation of the Board. The Human Resources and Compensation Committee held nine (9) meetings in 2022.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is responsible primarily for identifying, evaluating and recommending to the Board nominees for election or appointment to the Board and committees of the Board, evaluating the performance and independence of the Board and of individual directors, and evaluating the adequacy of our corporate governance practices. The Corporate Governance and Nominating Committee held two (2) meetings in 2022.

Meetings of the Board of Directors

The Board has regularly scheduled meetings at least quarterly. Our independent directors hold executive sessions without management present at least once per quarter. The Board held eighteen (18) meetings in 2022. Each director attended at least 75% of the aggregate number of meetings held by the Board and all applicable committees of the Board during the period that he or she served. It is our policy to encourage members of the Board to attend our annual meetings of stockholders. All of our directors serving at the time attended the 2022 Annual Meeting of Stockholders.

Role of the Board of Directors in Risk Oversight

Management is responsible for day-to-day risk management at our company. The role of the Board is to provide oversight of the processes designed to identify, assess and monitor key risks and risk mitigation activities. The Board fulfills its risk oversight responsibilities through (i) the receipt of reports directly from management and (ii) the receipt of reports from each committee chair regarding such committee’s oversight of specific risk topics.

Delegation of Risk Oversight

The Board has delegated oversight of specific risk areas to its committees. For example, the Audit Committee is tasked with overseeing risk management at our company with respect to financial matters and the adequacy of our internal control over financial reporting. Pursuant to its charter, the Audit Committee is required, among other things, to discuss with management our policies with respect to risk assessment and risk management, including guidelines and procedures to govern the process by which risk assessment and risk management are handled, and to review our major risk exposures and the steps management has taken to monitor, control and report such exposures. The Audit Committee typically has these discussions with management at least once per quarter, and the Chair of the Audit Committee subsequently reports on these discussions to the full Board. Similarly, the Human Resources and Compensation Committee assists the Board in overseeing risks arising from our compensation policies and practices, and the Corporate Governance and Nominating Committee assists the Board in overseeing risks associated with corporate governance, director and executive officer succession planning, board membership and board structure. Chief Information Officer reports to the Board twice a year to report cyber security matters. The Board then discusses significant risk management issues with the Chief Executive Officer and recommends appropriate action.

Communications with the Board of Directors

The Company’s contact information is available on our website at https://investors.metamaterial.com/. Interested parties may send communications to the non-management members of the Board. Communications to the Board must be in writing and sent care of our Corporate Secretary by mail to our offices Meta Materials Inc., Attn: Corporate Secretary, 60 Highfield Park Drive, Suite 102, Dartmouth, Nova Scotia, Canada, NS B3A 4R9. This centralized process will assist the Board in reviewing and responding to stockholder and interested party communications in an appropriate manner. The name of any specific intended recipient should be noted in the communication. All communications must be accompanied by the following information:

•	if the person submitting the communication is a security holder, a statement of the type and amount of securities of our company the person holds;
•

if the person submitting the communication is not a security holder and is submitting the communication to the non-management directors as an interested party, the nature of the person’s interest in our company;

•	any special interest, meaning an interest not in the capacity of a stockholder of our company, of the person in the subject matter of the communication; and
•	the address, telephone number and e-mail address, if any, of the person submitting the communication.

Communications should be addressed to the attention of our Corporate Secretary and should not exceed 500 words in length, excluding the information required to accompany the communication as described above. The Board has instructed our Corporate Secretary to forward such correspondence to the Board.

Consideration of Director Nominees

Director Qualifications

The Corporate Governance and Nominating Committee evaluates all incumbent, replacement or additional nominees for election as directors, taking into account (i) all factors the committee considers appropriate, which may include career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge, and (ii) the following minimum qualifications:

•	Each director nominee must have displayed the highest personal and professional ethics, integrity and values, and sound business judgment;
•

Each director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy making level in business, government, education, technology or public interest;

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience;
•	Each director must be able to represent all of our stockholders and be committed to enhancing long-term stockholder value; and
•	Each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business.

In determining whether to recommend a director for re-election to the Board, the Corporate Governance and Nominating Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board and any applicable committees of the Board.

Although the Board does not maintain a formal policy with respect to board diversity, the Board believes that it should be a diverse body and the Nominating and Governance Committee considers a broad range of backgrounds and experiences.

Stockholder Recommendations and Nominees

The Corporate Governance and Nominating Committee has not received director candidate recommendations from our stockholders and does not have a formal policy regarding consideration of such recommendations. The Board believes this is appropriate, as any recommendations received from stockholders will be evaluated in the same manner as potential nominees suggested by members of the Board or management. Stockholders wishing to recommend a candidate for director should write to our Corporate Secretary at Meta Materials Inc., Attn: Corporate Secretary, 60 Highfield Park Drive, Suite 102, Dartmouth, Nova Scotia, Canada, NS B3A 4R9.

To be considered, the recommendation of a director candidate must include the following written information: (i) the stockholder’s name and contact information; (ii) a statement that the writer is a stockholder and is proposing a candidate for consideration by the Corporate Governance and Nominating Committee; (iii) the name of, and contact information for, the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected; (iv) a statement of the candidate’s business, educational experience and qualifications; (v) information regarding each of the factors listed under “Director Qualifications” above sufficient to enable the Corporate Governance and Nominating Committee to evaluate the candidate; (vi) a statement of the value that the candidate would add to the Board; (vii) a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company; (viii) detailed information about any relationship or understanding between the proposing stockholder and the candidate; and (ix) a list of three character references, including complete contact information for such references. To give the Corporate Governance and Nominating Committee sufficient time to evaluate a recommended director candidate for the 2024 Annual Meeting of Stockholders, the recommendation should be received by our Corporate Secretary at our principal executive offices no later than [●] which is the 120th calendar day before the first anniversary of the date our proxy statement was mailed to stockholders in connection with the 2023 Annual Meeting, or at such earlier or later date should the date of the 2024 Annual Meeting of Stockholder cause recommendations to be received at another time, in which case we will provide proper notice to its stockholders.

Identification and Evaluation of Nominees for Director

The Corporate Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for directors. The Corporate Governance and Nominating Committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and each committee of the Board, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Corporate Governance and Nominating Committee through stockholders, management, current members of the Board or search firms. The evaluation of these candidates may be based solely upon information provided to the Corporate Governance and Nominating Committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the Corporate Governance and Nominating Committee deems appropriate, including the use of third parties to review candidates.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own beneficially more than ten percent of our common stock, to file reports of ownership and changes of ownership with the SEC. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto filed electronically with the SEC during 2022, and upon representations from each of the reporting persons, we believe that the directors, executive officers, and greater than ten percent beneficial owners have complied with all applicable filing requirements during 2022, except for (i) two untimely Form 4s by our former Chief Technology Officer, or CTO, Jonathan Waldern on May 12, 2022 with respect to three transactions on February 15, 2022 and two transactions on March 3, 2022, and on November 1, 2022 with respect to one transaction occurring on October 21, 2022; (ii) two untimely Form 4s by former Chairman Ramkumar Ramamritham on February 8, 2022 with respect to two transactions on February 1, 2022 and on April 28, 2022 with respect to one transaction on December 22, 2021; (iii) two untimely Form 4s by former Director Maurice Guitton on April 28, 2022 with respect to one transaction on December 22, 2021 and on April 6, 2023 with respect to one transaction on December 5, 2022; (iv) one untimely Form 4 by former CFO and COO Kenneth Rice on May 12, 2022 with respect to two transactions on March 3, 2022; (v) three untimely Form 4s by 10% or more stockholders Thomas Welch and Anne Lambert on February 11, 2022 with respect to two transactions on January 25, 2022, on February 14, 2022 with respect to two transactions on January 27, 2022, and on October 6, 2022 with respect to two transactions on September 12, 2022 and two transactions on September 16, 2022, each subject to voluntary reporting on Form 4, as well as two transactions on October 3, 2022, and two transactions on October 4, 2022; (vi) one untimely Form 4 by CEO George Palikaras on May 12, 2022 regarding two transactions on March 3, 2022; (vii) two untimely Form 4s by Director Steen Karsbo on April 28, 2022 with respect to one transaction on December 22, 2021 and on April 6, 2023 with respect to one transaction on December 5, 2022; (viii) two untimely Form 4s by Director Eric Leslie on April 28, 2022 with respect to one transaction on December 22, 2021 and on April 6, 2023 with respect to one transaction on December 5, 2022; (ix) two untimely Form 4s by Director Ken Hannah on April 28, 2022 with respect to one transaction on December 22, 2021 and on April 6, 2023 with respect to one transaction on December 5, 2022; and (x) two untimely Form 4s by Director Allison Christilaw on April 28, 2022 with respect to one transaction on December 22, 2021 and on April 6, 2023 with respect to one transaction on December 5, 2022.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics applicable to the Board and our officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, in accordance with the rules of the Nasdaq and the SEC. The Code of Business Conduct and Ethics is available on our website at https://investors.metamaterial.com/esg.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Audit Committee reviews all related party transactions (as defined by Item 404 of Regulation S-K) in accordance with Nasdaq listing standards. In addition, the charter of the Audit Committee requires the Audit Committee to review a summary of any director’s or officer’s related-party transactions and potential conflicts of interest on a yearly basis. The charter also requires the Audit Committee to review our conflict of interest policy (which is part of our Code of Business Conduct and Ethics) and compliance with that policy on an annual basis.

The following includes a summary of transactions since January 1, 2021 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, and other arrangements, which are described under the section entitled “Executive Compensation.”

Thomas Welch and Anne Lambert, beneficial owners of more than 5%

On February 18, 2021, Thomas Welch and his wife, Anne Lambert, converted certain debt instruments into common stock of Metamaterial Inc. ("MMI"), which, together resulted in Thomas Welch and Anne Lambert holding shares of our common stock pursuant to the merger transaction with Torchlight Energy Resources, Inc, or Torchlight, (the "Arrangement"). Prior to the issuance of these debt instruments, Thomas Welch and Anne Lambert were each an investor in and lender to MMI.

Lamda Guard Technologies Ltd, a company controlled by a former President and CEO and his wife

On March 16, 2021, Lamda Guard converted an amount of CA$290,230 into common stock of MMI.

Gregory McCabe, a former Chairman of Torchlight Energy Resources, Inc.

Following the closing of the Arrangement, we issued a loan in the amount of $21,000,000 to Next Bridge Hydrocarbons, Inc. ("Next Bridge"), which was our wholly-owned subsidiary until December 2022. $15,000,000 of such loan was secured by shares of Common Stock held by Gregory McCabe, a former Chairman of Torchlight's Board of Directors, and by Mr. McCabe’s interest in the development of the Orogrande Project.

Mr. McCabe had controlling interests in Masterson Hazel Partners, LP (“MHP), McCabe Petroleum Corporation (“MPC”), Wolfbone Investments, LLC (“Wolfbone”), and ORRI – Magdalena Royalties, LLC (“Magdalena” and together with MHP, MPC and Wolfbone, the “McCabe Entities”). Mr. McCabe holds, at his option, a 10% working interest after payout and a reversionary interest in the approximately 172,000 predominately contiguous acres in the Orogrande Basin in West Texas held by Hudspeth if drilling obligations are not met, all under the terms and conditions of a participation and development agreement among Hudspeth, MPC and Mr. McCabe. Mr. McCabe also held a 4.5% overriding royalty interest in the Orogrande acreage, which he obtained prior to, and was not a part of the August 2014 transaction involving the Company and Hudspeth. Wolfbone and Magdalena together held a 23.25% revenue interest and a 25% working interest in the Orogrande Project as of December 31, 2021. We disposed of the Orogrande Project property as part of a deconsolidation of Next Bridge in December 2022.

On August 7, 2023, we entered into the Loan Sale Agreement with Gregory McCabe.

The Loan Sale Agreement provides for the nonrecourse transfer and assignment to Mr. McCabe of all of our rights and interests, and the assumption by Mr. McCabe of all of our obligations, under (i) the loan and extension of credit (the “Secured Loan”) made under and pursuant to, and evidenced by, that certain 8% Secured Promissory Note made by Next Bridge, in favor of us, with an original issue date of October 1, 2021 (as amended and in effect on August 7, 2023, the “Secured Note”), with an aggregate balance of principal and accrued interest of $17,109,444.52, (ii) certain loans under the Loan Agreement, dated as of September 2, 2022 (as amended from time to time, the “Loan Sale Agreement”) among NBH, Torchlight, Torchlight Hazel LLC, a Texas limited liability company, or Hazel, Hudspeth Oil Corporation, a Texas corporation, or Hudspeth Oil, Wolfbone and Hudspeth Operating, LLC, a Texas limited liability company, or Hudspeth Operating, and together with NBH, Torchlight Energy, Hazel, Hudspeth Oil and Wolfbone, the Borrowers, with an aggregate balance of principal and accrued interest of $6,847,521.43, and (iii) the Loan Documents (as defined in the Loan Sale Agreement, and collectively with the Secured Note and the Loan Agreement, or the Assigned Loan Interests). Under the terms of the Loan Sale Agreement, Mr. McCabe acquired the Assigned Loan Interests without warranty or recourse and has assumed all risks of non-collection.

The Assigned Loan Interests were assigned to Mr. McCabe in consideration of the payment to us by Mr. McCabe of $6,000,000. In connection with the Loan Sale Agreement, we entered into a common stock purchase agreement (the “Purchase Agreement”) with Mr. McCabe providing for the purchase by Mr. McCabe of an aggregate of $6 million of the Common Stock. We also entered into a registration rights agreement with Mr. McCabe, providing for the registration of the shares of the Common Stock issuable with respect to the Purchase Agreement on behalf of us (the “Registration Rights Agreement”).

The Purchase Agreement has a term of 15 months (the “Investment Period.”) During the Investment Period, we can sell up to $6 million of our Common Stock to Mr. McCabe with up to 15 drawdowns. For the first six months, each drawdown will be $250,000, and for the remaining nine months, each drawdown will be $500,000. Additionally, Mr. McCabe has the option to pay more than the specified drawdown amounts at any point, up to the full $6 million, thereby accelerating the full payments. If Mr. McCabe fails to complete the full $6 million purchase within the Investment Period, Mr. McCabe must forfeit any previously acquired shares of Common Stock. Mr. McCabe shall pay a price per share equal to a 120% of the 5-day volume-weighted average price. The shares sold under this the Purchase Agreement are classified as "restricted securities" under the Securities Act of 1933 and can only be transferred following registration under the Securities Act or an exemption therefrom.

EXECUTIVE OFFICERS

Our executive officers are appointed by, and serve at the discretion of, the Board. Each executive officer is a full-time employee of the Company. The names of our executive officers and their ages, titles and biographies are set forth below:

Name	Age	Position
Jim Fusaro	61	Chief Executive Officer and Director
Uzi Sasson	61	Chief Financial Officer and Chief Operating Officer
Dan Eaton	59	Chief Legal Officer

Jim Fusaro has served as our Chief Executive Officer, or CEO, as well as a member of the Board, since October 2023. From June 2018 to April 2022, Mr. Fusaro held the position of CEO of Array Technologies, Inc. (“Array”), a leading global technology company providing solar tracking solutions and services for utility-scale solar energy projects. During Mr. Fusaro’s tenure with Array, he successfully restored growth and profitability, increased revenue by approximately 300%, an eight-times growth in EBITDA, and more than doubled market share from 2018 to 2020. Prior to joining Array, Mr. Fusaro managed a number of large-scale global businesses at Avnet, Inc. (“Avnet”), Honeywell Performance Materials & Technology (“PTM”) and Aerospace of Honeywell International, Inc. (“Honeywell”), and Amkor Technology (“Amkor”). From June 2017 to June 2018, Mr. Fusaro was employed as Sr. Vice President, IoT Business Unit, of Avnet. During his time with Honeywell, he served as President of Advanced Materials of Honeywell PTM from June 2016 to June 2017, Vice President & Chief Commercial Officer of Honeywell Aerospace from December 2014 to June 2016, and Vice President & General Manager of Mechanical Subsystems from June 2011 to December 2014. From 1997 to 2011, Mr. Fusaro held various leadership roles with Amkor, including Executive Vice President of Amkor. Mr. Fusaro has a Master of Science in Mechanical Engineering from Rensselaer Polytechnic Institute and a Bachelor of Science in Mechanical Science from Arizona State University.

Uzi Sasson has served as our Chief Financial Officer, or CFO, and Chief Operating Officer, or COO, since April 2023. From January 2022 to March 2023, Mr. Sasson held the position of CFO of Katena Computing Technologies, Inc. From August 2019 to August 2021, Mr. Sasson was employed as Executive Vice President and CFO of Eat Just, Inc. From November 2004 through August 2019, Mr. Sasson was CFO and Secretary, COO, Director and President and CEO of IXYS Corporation. Prior to joining IXYS Corporation, Mr. Sasson worked in tax, accounting and finance for technology and accounting firms. Mr. Sasson currently serves on the board of directors of VTool Ltd and on the board of trustees of World Affairs Council, where he also serves as chair of the audit committee. Mr. Sasson has a M.S. in Taxation and a B.S. in Accounting from Golden Gate University and is a Certified Public Accountant in California.

D. Daniel ("Dan") Eaton has served as our Chief Legal Officer since July 2023 and as our Secretary since October 2023. With previous General Counsel roles at Katena Computing Technologies, Inc., Netronome Systems, Inc., and Zilog Inc., Mr. Eaton brings a strong background in the technology industry and a wealth of expertise in legal affairs and corporate governance. Beyond his legal expertise, Mr. Eaton has a successful track record in managing several 8-figure acquisitions, including significant transactions with Zilog, Inc. and IXYS Corporation, showcasing his strategic vision and ability to drive business growth through acquisition activities. Mr. Eaton is licensed to practice law in the State of California and the United States Patent and Trademark Office and is well-versed in intellectual property rights and protection strategies. He also holds 12 issued patents on a variety of technical innovations. Mr. Eaton's education encompasses both legal and technical knowledge, having received a Juris Doctor from Santa Clara University and a Bachelor of Science degree from New Mexico State University.

None of our executive officers has any family relationships with any of our other executive officers or directors. Except as set forth below, there are no legal proceedings, and during the past ten years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our executive officers. As previously disclosed, on July 20, 2023, the enforcement staff of the SEC provided us, our former CEOs, John Brda, and George Palikaras, with “Wells Notices” relating to the merger involving Torchlight Energy Resources, Inc. and Metamaterial Inc. The Wells Notices allege violations of certain provisions of U.S. federal securities laws. Although a Wells Notice is neither a formal charge of wrongdoing nor a final determination that the recipient has violated any law, it is a formal notice that the SEC intends to bring an enforcement action against the recipients.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation earned by our named executive officers in fiscal years 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($) (1)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
George Palikaras (2)	2022	$424,333	$—		$800,000	$800,000	$—	$—		$2,024,333
Former President and CEO	2021	$300,558	$682,500	(5)	$—	$—	$—	$—		$983,058
Kenneth Rice (3)	2022	$293,333	$—		$322,309	$250,000	$106,313	$19,290	(7)	$991,245
Former CFO and COO	2021	$231,100	$200,000	(6)	$—	$—	$104,850	$19,290	(7)	$555,240
Jonathan Waldern (4)	2022	$250,000	$—		$3,663,601	$200,000	$200,000	$—		$4,313,601
Former CTO	2021	$238,078	$—		$—	$—	$182,500	$—		$420,578

(1)

The amounts reported in the Option Awards and Stock Awards columns represent the grant date fair value of the stock options and restricted stock units granted to the named executive officers as of the grant date as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, not including any estimates of forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column and restricted stock units reported in the Stock Awards column are set forth in Note 13 to our financial statements included in our 2022 Annual Report for option awards in 2022 and in Note 15 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 3, 2022 (as amended on May 2, 2022) for options awards in 2021. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the named executive officers from the options.

(2)	Mr. Palikaras’ employment as our President and CEO ceased on October 10, 2023.
(3)	Mr. Rice’s employment as our CFO and COO terminated on April 20, 2023.
(4)	Dr. Waldern’s employment as our CTO terminated on April 21, 2023.
(5)

On July 9, 2021, Mr. Palikaras was awarded a bonus of $300,000 based upon the successful completion of the reverse merger with Torchlight. On March 28, 2022, Mr. Palikaras was awarded a bonus of $382,500 based on 2021 performance.

(6)	On July 9, 2021, Mr. Rice was awarded a bonus of $200,000 based upon the successful completion of the reverse merger with Torchlight.
(7)	Represents medical expense reimbursement.

Overview of Executive Compensation

Our executive compensation program has been designed to encourage executives to make decisions and take actions that will result in the improvement of long-term stockholder value as reflected in the growth in assets and increase in value of the shares of our common stock. The focus of our current compensation policy is to:

•

strengthen the relationship between compensation and enhancement of stockholder value by focusing on variable compensation, such as annual performance incentives and ownership of common stock of the Company, primarily by using options for acquiring common stock of the Company;

•	enhance the Company’s ability to attract, encourage and retain knowledgeable and experienced executives; and
•	balance the short-term and long-term business goals of the Company.

The key components of executive compensation include: (1) base salary; (2) a short-term incentive comprised of quarterly bonus awards paid in cash and/or stock options; and (3) long-term incentives comprised primarily of stock option incentives, which are reviewed annually based on job performance as well as corporate performance and external competitive practices.

The Board has utilized the Human Resources and Compensation Committee that works with the CEO to establish annual and quarterly performance measures for each executive along with assessing the overall performance of the Company and its executives and relies on its experience and judgment in determining the overall compensation package for executives. Compensation of executives as detailed herein is linked to the achievement of corporate and individual objectives, and not to improvements of the market value of the Company’s securities.

Employment Agreements

George Palikaras

On July 1, 2021, Metamaterial Technologies Canada Inc., or Meta Canada, a wholly owned subsidiary ours, entered into an executive employment contract with George Palikaras, or the Palikaras Employment Agreement, pursuant to which we agreed to employ Mr. Palikaras as our CEO, effective as of July 1, 2021, for an indefinite term in consideration of an annual base salary of CAD $553,500. Pursuant to the terms and conditions of the Palikaras Employment Agreement, Mr. Palikaras was granted a stock option award with a grant date value of $800,000, subject to the terms of our Employee Stock Option Plan, and a grant of restricted stock units under our 2021 Equity Incentive Plan with a value of $800,000 (prorated for partial years of employment). In the event Mr. Palikaras’ employment is terminated by us without Cause (except in the case of death or disability) or Mr. Palikaras resigns for Good Reason (as defined in the Palikaras Employment Agreement) and subject to Mr. Palikaras signing a release that becomes effective within 60 days following the termination, the Palikaras Employment Agreement provides that Mr. Palikaras will receive continued payment of his base salary for 1 year; payment of four quarterly bonuses to be made quarterly following the termination date; any earned unpaid bonus for the fiscal year to the termination; a prorated amount of the quarterly bonus for the calendar quarter in which the termination occurs based on the date of termination; continued Company benefits, excluding disability coverage, for the severance period, if such benefits are available under the terms of our benefits plans, or an amount equal to the Company’s contribution for these benefits; any earned but unpaid base salary through the termination date, accrued but unpaid vacation pay, and reimbursement of expenses incurred through the termination date; and 12 months’ accelerated vesting of the stock options. If Mr. Palikaras is terminated for Cause, we may terminate his employment immediately and without notice, and he will only be entitled to earned but unpaid salary, accrued but unpaid vacation pay and reimbursement of expenses incurred through the termination date.

The Palikaras Employment Agreement provides that Mr. Palikaras may resign without Good Reason by providing us with six months’ advance written notice. During the notice period, Mr. Palikaras will be entitled to continue to receive his base salary and benefits but will not be entitled to quarterly bonuses for any calendar quarter that ends or begins during that 6-month period.

Kenneth Rice

On December 14, 2020, we entered into an executive employment agreement with Kenneth Rice, or the Rice Employment Agreement pursuant to which we agreed to employ Mr. Rice as our CFO and Executive Vice President, effective as of December14, 2020, for an indefinite term. The Rice Agreement provided for an initial annual base salary of $156,000, scheduled to increase to $216,000 on March 1, 2021. Under the terms of the Rice Agreement, Mr. Rice is eligible to receive a quarterly bonus up to a target of $27,000 based on his achievement of a balanced scorecard, at the sole discretion of our Board of Directors. In the first two years following the effective date of the Rice Employment Agreement, 25% of any quarterly bonus shall be issued in an amount of fully vested stock options. In addition, the Rice Employment Agreement provided for a grant to Mr. Rice of an option to acquire 300,000 shares under our Amended and Restated Employee Stock Option Plan.

In the event Mr. Rice’s employment is terminated by us without Cause or Mr. Rice resigns for Good Reason (as defined in the Rice Employment Agreement) and subject to Mr. Rice signing a release within 60 days of termination, the Rice Employment Agreement provides that Mr. Rice will receive continued payment of his base salary for 6 months; payment of two quarterly bonuses to be made quarterly following the termination date; a prorated amount of the quarterly bonus for the calendar quarter in which the termination occurs based on the date of termination; continued Company benefits, excluding disability coverage, for the severance period, if such benefits are available under the terms of our benefits plans; and six months’ accelerated vesting of the initial option grant described above. If Mr. Rice is terminated for Cause, he will only be entitled to earned but unpaid salary, vacation pay and reimbursement of expenses.

Jonathan Waldern

On December 16, 2020, we entered into an executive employment agreement with Jonathan Waldern, or the Waldern Employment Agreement pursuant to which we agreed to employ Dr. Waldern as our CTO, effective as of December16, 2020, for an indefinite term. The Waldern Employment Agreement provided an initial annual base salary of $150,000, scheduled to increase to $250,000 on March 1, 2021. Pursuant to the Waldern Agreement, Dr. Waldern is eligible to receive a quarterly cash bonus up to a target of $50,000 based on achievement of a balanced scorecard, at the sole discretion of the Company or the Board of Directors. In the first two years of employment, Mr. Waldern is also eligible to receive up to 0.25% per quarter of our then outstanding common stock as fully vested stock options. In addition, the agreement provided for a grant to Dr. Waldern of an option to acquire 1,115,000 shares under our Amended and Restated Employee Stock Option Plan.

In the event Dr. Waldern’s employment is terminated by us without Cause or Dr. Waldern resigns for Good Reason (each as defined in the Waldern Employment Agreement), and subject to Dr. Waldern signing a release within 60 days of termination, the Waldern Employee Agreement provides that Dr. Waldern will receive continued payment of base salary for 6 months; payment of two quarterly bonuses to be made quarterly following the termination date; continued benefits, excluding disability coverage, for a period of twelve (12) months, if such benefits are available under the terms of our benefits plans; and six months’ accelerated vesting of the initial option grant described above.

The Waldern Employment Agreement provides that Dr. Waldern may resign without Good Reason (as defined in the Waldern Employment Agreement) by providing us with six months’ advance written notice. During the notice period, Dr. Waldern will be entitled to continue to receive his base salary and benefits, but will not be entitled to quarterly bonuses for any calendar quarter that ends or begins during that 6-month period.

Executive Terminations

Effective as of (i) April 20, 2023, Kenneth Rice was terminated as our CFO and COO and decided to retire, and (ii) April 21, 2023, Jonathan Waldern was terminated as our CTO. In connection with their departures, each of Mr. Rice and Mr. Waldern received the severance payments and benefits provided under their respective employment agreements for a termination without Cause (as defined therein), subject to his execution of a release and discharge agreement and compliance with post-termination restrictive covenants.

On October 10, 2023, the Board removed George Palikaras as our President and CEO, effective immediately. As a result, Mr. Palikaras ceased to be classified as a Section 16 officer or executive officer of the Company. On October 16, 2023, the Board terminated the employment of George Palikaras from all positions with the Company. Under the employment agreement between Mr. Palikaras and the Company, upon his termination of his employment, Mr. Palikaras is required to immediately resign as a director as of the date of termination. Mr. Palikaras will receive benefits outlined in his employment agreement in connection with his termination.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2022.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Market Number of Shares or Units of Stock that have Not Vested (#)		Market Value of Shares or Units of Stock that have Not Vested ($) (1)
George Palikaras	1,476,000	(2)	—		0.27	23-Mar-30
Former President and CEO	—		696,675	(3)	1.58	3-Mar-32
							506,329	(3)	$602,532
							1,461,240	(7)	$1,738,876
Kenneth Rice (6)	553,500	(4)	—		0.27	14-Dec-30
Former CFO and COO	—		217,711	(3)	1.58	3-Mar-32
	110,252	(4)	—		1.21	10-May-32
	41,759	(4)	—		1.17	27-Jun-32
	68,830	(4)	—		1.31	11-Nov-32
							158,228	(3)	$188,291
Jonathan Waldern (6)	385,718	(5)	1,028,588	(5)	0.27	14-Dec-30
Former CTO	699,457	(4)	—		1.97	15-Feb-32
	702,048	(4)	—		1.97	15-Feb-32
	492,606	(4)	—		1.97	15-Feb-32
	—		174,169	(3)	1.58	3-Mar-32
	662,603	(4)	—		1.58	10-May-32
	741,987	(4)	—		1.51	27-Jun-32
	904,826	(4)	—		1.31	11-Nov-32
	902,394	(4)	—		0.89	21-Oct-32
							126,582	(3)	$150,633

(1)

Represents the market value of the unvested shares underlying the share awards as of December 31, 2022, based on the closing price of our common shares on such date, as reported on the Nasdaq Capital Market, which was $1.19 per share. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the share awards or the sale of the common stock underlying such share awards.

(2)	Vested annually over two years commencing on March 23, 2020.
(3)	Vests annually over four years commencing on March 3, 2022, subject to the terms, conditions and restrictions of the award agreement governing the grant.
(4)	Fully vested at grant dates.
(5)	Vests at 25% one year after grant date and 75% in equal monthly installments over three years after, subject to the terms, conditions and restrictions of the award agreement governing the grant.
(6)

Each outstanding vested stock option held by Mr. Rice terminates 90 days from April 20, 2023, the date of his separation from us and each outstanding vested stock option held by Dr. Waldern terminates 90 days from April 21, 2023, the date of his separation from us.

(7)

Represents fully vested DSUs, which were granted on March 28, 2013. Each unit is convertible at the option of the holder into one common share upon its settlement; however, DSUs are unable to be settled until the holder ceases to be a service provider to the Company. The holder is entitled to settle all DSUs, including dividends and other adjustments, no later than December 1 of the first calendar year commencing after the time of his termination.

Setting Executive Compensation

In establishing compensation packages for executive officers, numerous factors are considered, including the particular executive’s experience, expertise, and performance, our company’s overall performance, compensation packages available in the marketplace for similar positions, such as benchmarking information provided by Frederic W. Cook & Co., Inc. (the "Compensation Consultant"). In arriving at amounts for each component of compensation, our Human Resources and Compensation Committee strives to strike an appropriate balance between base compensation and incentive compensation. The Human Resources and Compensation Committee also endeavors to properly allocate between cash and non-cash compensation (including without limitation stock and stock option awards) and between annual and long-term compensation.

Role of the Compensation Consultant

The Compensation Consultant provides executive compensation consulting services to the Human Resources and Compensation Committee. The Compensation Consultant may review the peer group of companies used for compensation purposes in the preceding year, conduct a review of the competitiveness of our total direct compensation and assess our incentive structure for executive officers and the alignment of that structure with market practice, our compensation philosophy and key management objectives. The Human Resources and Compensation Committee reviewed the independence of the Compensation Consultant and the work that it performed in 2022 and 2021 did not raise any conflicts of interest.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) for our principal executive officer ("PEO") and non-PEO named executive officers ("Non-PEO NEOs"), and certain financial and operational performances of the Company. As a smaller reporting company, we are permitted and have elected to provide scaled pay versus performance information for our named executive officers.

The following table presents the pay versus performance information for our named executive officers.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return (5)	Net Loss
Fiscal 2022	$2,024,333	$1,590,126	$2,652,423	$2,530,302	$101	$(79,102,224)
Fiscal 2021	$983,058	$983,058	$487,909	$487,909	$208	$(90,997,261)

(1)

The dollar amounts reported in column (1) are the amounts of total compensation reported for Mr. Palikaras (our Former President and CEO or PEO) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Summary Compensation Table.”

(2)

The dollar amounts reported in column (2) represent the amount of “compensation actually paid” to Mr. Palikaras, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Palikaras during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to Mr. Palikaras’ Summary Compensation Table Total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO (a)	Deduct Grant Date Fair Value of Stock Awards Granted in Fiscal Year ($) (b)	Add Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year ($) (c)	Add/(Subtract) Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years ($) (d)	Add Fair Value at Vesting of Stock Awards Granted in Fiscal Year that Vested During Fiscal Year ($) (e)	Compensation Actually Paid to PEO
2022	$2,024,333	$(1,600,000)	$1,165,793	$—	$—	$1,590,126
2021	$983,058	$—	$—	$—	$—	$983,058

(a)	Represents total compensation of Mr. Palikaras as reported in the Summary Compensation Table for the indicated fiscal year.
(b)

Represents the aggregate grant date fair value of stock awards granted to Mr. Palikaras reported in the Summary Compensation Table during the indicated fiscal years, computed in accordance with FASB ASC Topic 718.

(c)

Represents the aggregate fair value as of the indicated fiscal year-end of Mr. Palikaras outstanding and unvested stock awards granted during such fiscal year. The year-end fair value of the outstanding and unvested option equity awards was measured using the same methodology and assumptions in accordance with ASC 718. The valuation assumptions used to measure the year-end fair value of the outstanding and unvested option equity awards was not materially differ from those disclosed at grant date.

(d)

There were no outstanding stock awards which were granted in prior fiscal years and held by Mr. Palikaras as of the last day of the indicated fiscal year since we acquired Torchlight Energy Resources, Inc. ("Torchlight") via reverse-takeover (the “Merger”).

(e)	There were no outstanding stock awards which were granted and vested within the respective fiscal year.

(3)

The dollar amounts reported in column (3) are the average of total compensation reported for our non-PEO NEOs, Mr. Rice and Dr. Waldern for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Summary Compensation Table.”

(4)

The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Rice and Dr. Waldern during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to Mr. Rice and Dr. Waldern’s Summary Compensation Table Total compensation for each year to determine the compensation actually paid. The dollar amounts reported in column (c) represent the average “compensation actually paid” to Mr. Rice and Dr. Waldern, as computed in accordance with Item 402(v) of Regulation S-K:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($) (a)	Deduct Grant Date Fair Value of Stock Awards Granted in Fiscal Year ($) (b)	Add Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year ($) (c)	Add/(Subtract) Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years ($) (d)	Add Fair Value at Vesting of Stock Awards Granted in Fiscal Year that Vested During Fiscal Year ($) (e)	Compensation Actually Paid to Non-PEO NEOs
2022	$2,652,423	$(2,217,955)	$327,879	$—	$1,767,955	$2,530,302
2021	$487,909	$—	$—	$—	$—	$487,909

(a)	Represents average total compensation of Mr. Rice and Dr. Waldern as reported in the Summary Compensation Table for the indicated fiscal year.
(b)

Represents the aggregate grant date fair value of stock awards granted to Mr. Rice and Dr. Waldern reported in the Summary Compensation Table during the indicated fiscal year, computed in accordance with FASB ASC Topic 718.

(c)

Represents the aggregate fair value as of the indicated fiscal year-end of Mr. Rice and Dr. Waldern's outstanding and unvested stock awards granted during such fiscal year. The year-end fair value of the outstanding and unvested option equity awards was measured using the same methodology and assumptions in accordance with ASC 718. The valuation assumptions used to measure the year-end fair value of the outstanding and unvested option equity awards was not materially differ from those disclosed at grant date.

(d)	There were no outstanding stock awards which were granted in prior fiscal years and held by Mr. Rice and Dr. Waldern as of the last day of the indicated fiscal year since we acquired Torchlight.
(e)

Represents the fair value at vesting of the stock awards that were granted and vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes. The vesting date fair value of the vested option equity awards was measured using the same methodology and assumptions in accordance with ASC 718. The valuation assumptions used to measure the year-end fair value of the vested option equity awards was not materially differ from those disclosed at grant date.

(5)

The Value of Initial Fixed $100 Investment Based on Total Shareholder Return depicts a hypothetical $100 investment in MMAT common stock on December 31, 2020, and shows the value of that investment over time (assuming the reinvestment of dividends) for each calendar year. Because fiscal years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time. Historical stock performance is not necessarily indicative of future stock performance.

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average Compensation Actually Paid to our other NEOs, and our Net Income during the two most recently completed fiscal years.

Director Compensation Policy and Programs

Our Board makes its director compensation decisions in consultation with our Human Resources and Compensation Committee, or HRCC, as well as the independent compensation consulting firm retained by our HRCC, or the Compensation Consultant. In addition, our Board and HRCC, in consultation with our compensation consultant, periodically review our director cash and equity compensation policies and programs, including our Outside Director Compensation Plan, and seek to ensure that our cash compensation and equity incentives for non-employee directors are competitive with our peer group and that they offer appropriate incentives to continued service as a director or, for prospective directors, to join our Board.

Cash Compensation

The following table summarizes the cash compensation payable to our non-employee directors under our current compensation program effective January 1, 2023.

Annualized cash fee (1)
Base Retainer	$50,000
Non-Employee Chairperson	$35,000
Audit Committee Chair	$20,000
Human Resources and Compensation Committee Chair	$15,000
Governance and Nominating Committee Chair	$15,000
(1) All fees are payable on a quarterly basis.

Equity Compensation

Under the terms of our Outside Director Compensation Plan effective January 1, 2023, new outside directors receive an initial award of shares of restricted stock units having a fair value at issuance of $100,000, vesting in equal installments over four years. In addition, our Outside Director Compensation Plan provides for an annual award to outside directors of shares of restricted stock units with a fair value at issuance of $100,000. Prior to the effective date of the Outside Director Compensation Plan, outside directors received an initial award of shares of restricted stock units having a fair value at issuance of $90,000 and an annual equity award of shares of restricted stock units with a fair value at issuance of $90,000. In 2022, the Compensation Consultant conducted a review of our non-employee director compensation program and non-employee director stock ownership guidelines.

Our Chairman, John Harding, also received a grant of 96,195 shares of our common stock, which was equal to $90,000 based on the fair market value of our common stock at the grant date, in connection with his appointment to our Board.

Our outside directors are permitted to elect to defer delivery of the vested shares of common stock subject to the restricted stock unit awards until the termination of their service as directors.

2022 Director Compensation

The following table presents the total compensation for each person who served as a non-employee director of our Board during fiscal year 2022. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other members of our Board in such period.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John Harding Chair of the Board of Directors	$22,500	$90,000	(3)	—		$—	$—	$—	$112,500
Ram Ramkumar (4) Former Chairman of the Board of Directors	$37,500	$—		—		$—	$—	$—	$37,500
Allison Christilaw Director	$45,000	$90,000	(6)	—	(5)	$—	$—	$—	$135,000
Steen Karsbo Director	$53,125	$90,000	(8)	—	(7)	$—	$—	$—	$143,125
Eric Leslie (11) Former Director	$45,000	$90,000	(10)	—	(9)	$—	$—	$—	$135,000
Ken Hannah Director	$45,000	$90,000	(12)	—		$—	$—	$—	$135,000
Maurice Guitton (15) Former Director	$45,000	$90,000	(14)	—	(13)	$—	$—	$—	$135,000

(1)	Does not include two non-employee directors who joined our Board in April 2023 and one non-employee director who joined our Board in October 2023.
(2)

In accordance with SEC rules, this column reflects the aggregate fair value of stock or option awards granted during fiscal year 2022, computed as of their respective grant dates in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for share-based compensation transactions. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 13 to our financial statements included in our 2022 Annual Report.

(3)	Represents his initial equity award of 96,195 RSUs fully vested shares granted on August 16, 2022.
(4)	Effective August 14, 2022, Mr. Ramkumar resigned from the Board
(5)	As of December 31, 2022, Ms. Christilaw had outstanding options representing the right to purchase of 553,500 shares of common stock at an exercise price of $0.27 per share.
(6)	Represents 2022 annual equity award of 52,632 DSUs granted on December 5, 2022. As of December 31, 2022, Ms. Christilaw had outstanding 82,140 DSUs.
(7)	As of December 31, 2022, Mr. Karsbo had outstanding options representing the right to purchase of 553,500 shares of common stock at an exercise price of $0.27 per share.
(8)	Represents 2022 annual equity award of 52,632 DSUs granted on December 5, 2022. As of December 31, 2022, Mr. Karsbo had outstanding 82,140 DSUs.
(9)	As of December 31, 2022, Mr. Leslie had outstanding options representing the right to purchase of 1,083,804 shares of common stock at an exercise price of $0.27 per share.
(10)	Represents 2022 annual equity award of 52,632 DSUs granted on December 5, 2022. As of December 31, 2022, Mr. Leslie had outstanding 82,140 DSUs.
(11)	Effective September 13, 2023, Mr. Leslie resigned from the Board.
(12)	Represents 2022 annual equity award of 52,632 DSUs granted on December 5, 2022. As of December 31, 2022, Mr. Hannah had outstanding 96,894 DSUs.
(13)	As of December 31, 2022, Mr. Guitton had outstanding options representing the right to purchase of 1,214,197 shares of common stock at an exercise price of $0.27 per share.
(14)	Represents 2022 annual equity award of 52,632 DSUs granted on December 5, 2022. As of December 31, 2022, Mr. Guitton had outstanding 417,006 DSUs.
(15)	Effective April 19, 2023, Mr. Guitton resigned from the Board.

The Human Resources and Compensation Committee, in consultation with its independent Compensation Consultant, recommends director compensation to its board of directors based on factors it considers appropriate, and market conditions and trends.

PROPOSAL 1: ELECTION OF DIRECTORS

Board Composition

As of the date of this proxy statement, the Board consists of eight (8) members. Our bylaws provide that the number of directors will be fixed from time to time by resolution of the Board. All directors hold office until the next annual meeting of stockholders and their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal.

The name of each current member of the Board (each of which is a nominee for election of the Board) and his or her age as of October 18, 2023, the position and length of service on the Board are as follows:

Name	Age	Position(s)	Director Since
Jim Fusaro	61	Director and Chief Executive Officer	October 2023
John Harding	68	Chairman of the Board of Directors	August 2022
Allison Christilaw	60	Director	June 2021
Steen Karsbo	64	Director	June 2021
Ken Hannah	55	Director	June 2021
Eugenia Corrales	58	Director	April 2023
Vyomesh Joshi	69	Director	April 2023
Philippe Morali	62	Director	October 2023

Nominees for Election at the Annual Meeting

The Nominating and Corporate Governance Committee recommended, and the Board nominated each of John R. Harding, Allison Christilaw, Steen Karsbo, Ken Hannah, Eugenia Corrales, Vyomesh Joshi, Philippe Morali and Jim Fusaro as nominees for election to the Board at the Annual Meeting. If elected, each of the director nominees will serve as directors until the 2024 Annual Meeting of Stockholders and until the election and qualification of his or her successor, or such director’s earlier death, resignation or removal.

Information about the Board of Directors Nominated for Election

The names and certain information regarding each member of the Board nominated for election to the Board at the Annual Meeting, are set forth below. The following information has been furnished to us by the directors. For more information concerning the nominees, please see the section entitled “Corporate Governance” above.

Jim Fusaro’s business background information is set forth under “Executive Officers” above. We believe that Mr. Fusaro possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience in transforming businesses and delivering superior financials and developing and deploying a number of differentiated technologies, products and services.

John R. Harding has served as a director and Chair of the Board since August 2022. Mr. Harding has also served on the board of directors of Qorvo, Inc. since January 2015. From 2006 until 2015, he served as a director of RF Micro Devices, Inc. Mr. Harding has served as a consultant in the fabless semiconductor design and manufacturing field as the General Partner of Harding Partners, LP since January 2020. Mr. Harding co-founded eSilicon Corporation (“eSilicon”), a privately held company that designed and manufactured complex, custom chips for a broad portfolio of large and small firms. He served as President and Chief Executive Officer of eSilicon from its inception in March 2000 until it was acquired by Inphi Corporation (and concurrently sold certain assets to Synopsys, Inc.) in January 2020. Before starting eSilicon Corporation, Mr. Harding served as President, Chief Executive Officer and a director of publicly traded Cadence Design Systems, Inc., which acquired his former employer, Cooper & Chyan Technology, Inc. Mr. Harding held a variety of senior management positions at Zycad Corporation, and his career also includes positions with TXL and IBM Corporation. From 2012 to 2016, Mr. Harding served on the board of directors of Advanced Micro Devices, Inc. Mr. Harding has also held leadership roles at Drew University, where he was Vice Chairman of the Board of Trustees, and Indiana University, where he was a member of the Advisory Board for the School of Public and Environmental Affairs and currently serves as a Research Follow for the Institute of Development Strategies at the School of Public and Environmental Affair. We believe that Mr. Harding possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his executive experiences and his expertise in the semiconductor industry.

Allison Christilaw has served as a director of the Company since June 2021 and had previously served as a director of MMI from March 2020 to June 2021. From November 2014 to November 2018, Ms. Christilaw was CEO of Reddin Global Inc., a management consulting company. From November 2018 to present, Ms. Christilaw has been an independent consultant. Since 2019, she has also held a position on the Haltech Regional Innovation Centre Board of Directors. Ms. Christilaw holds a Bachelor of Arts in Honors Business Administration and a Master's degree in Business Administration from the Richard Ivey School of Business at Western University. We believe that Ms. Christilaw possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her experience in corporate management and human resources consulting.

Steen Karsbo has served as a director of the Company since June 2021 and had previously served as a director of MMI from March 2020 to June 2021. From July 1980 through June 2019 Mr. Karsbo was employed at Satair A/S/Airbus in a variety of senior management roles. Mr. Karsbo holds no other directorships than his role as a director of the Company. We believe that Mr. Karsbo possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience in the aerospace industry.

Ken Hannah has served as a director of the Company since June 2021. Mr. Hannah previously held the positions of Senior Vice President, Chief Financial Officer of Caleres from February 2015 to September 2022. Executive Vice President and Chief Financial Officer of JC Penney Company, Inc. from May 2012 to March 2014. Mr. Hannah does not hold any Board positions in public companies other than META. Mr. Hannah holds a Master's degree in Business Administration from Saint Louis University and a Bachelor of Science from Southern Illinois University, Carbondale. We believe that Mr. Hannah possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his significant public company experience.

Eugenia Corrales has served as our director since April 2023. Ms. Corrales has also served as CEO and a member of the board of directors of Nefeli Networks Inc., a privately held software company, since January 2018, where she has been leading extended team strategic and business planning, establishing business development capabilities and developing innovative products. She has also served as General Manager and a chairman of the board of directors for Ingenieria Nautilius SRL since March 2017. Ms. Corrales previously served as Senior Vice President of Solution Group of Shoretel from July 2015 to October 2017, where she was responsible for product management and development and cloud operations, leading transformation of its product portfolio to the Cloud. Form July 2013 to July 2015, she also served as General Manager and Vice President of Cisco Systems, where she led integration of infrastructure into Cloud and Big Data solutions. Other leadership roles include CEO and a member of the board of Nanosolar, CEO and co-founder of Sunmodular, vice president of engineering for SolFocus, as well as vice president of product operations at Cisco. Ms. Corrales has a B.A in physics from Grinnell College and an M.S. in mechanical engineering from Stanford University. We believe that Ms. Corrales possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her experience in roll-to-roll, thin film and semiconductor processing and her skills to build new business capabilities and transform business models.

Vyomesh Joshi has served as our director since April 2023. Prior to joining our Board, Mr. Joshi served as CEO for 3D Systems Corp. from 2016 to 2020. Mr. Joshi also served as a director of Harris Corporation, a defense technology company, from 2013 to 2019, where he also served as a member of the compensation, technology and governance committees. He has also served as a director of Wipro from 2012 to 2016 and a director of Yahoo! Inc. from 2005 to 2012. Mr. Joshi holds a B.S., Engineering, from L.D. College of Engineering and an M.S. Electrical and Electronics Engineering from Ohio State University. We believe that Mr. Joshi possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience of leading strategic development, business transformation and global technology operations in large, growing tech companies.

Philippe Morali has served as our director since October 2023. Prior to joining our Board, Mr. Morali served as CFO for eSilicon Corporation from 2016 to 2020, a fabless ASIC and IP solutions vendor that was acquired by Inphi Corporation. Mr. Morali also served as CFO for Quantenna Communications, Inc., a fabless developer of Wi-Fi solutions from 2014 to 2016. Mr. Morali has also held leadership positions at Micron Technology, Inc., SanDisk Corporation, Palm, Inc., and 3Com Corporation; he started his professional career at the Hewlett Packard Company. Mr. Morali holds an MBA in Finance/International Business from the Columbia Business School, and a License ès Sciences Commerciales et Industrielles from the University of Geneva, Switzerland. We believe that Mr. Morali possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience in financial leadership from strong technology companies and his extensive international operational experience in Europe and Asia.

Board Diversity Matrix

The following matrix summarizes voluntary disclosure of diversity characteristics of our Board:

Board Diversity Matrix (As of October 18, 2023)

Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	5	—	—
Two or More Races or Ethnicities	1	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

Vote Required

The election of each director requires the affirmative vote of a plurality of the shares present during the live webcast of the Annual Meeting or by proxy and entitled to vote at a meeting at which a quorum is present. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum. The proxy holders may not vote the proxies for a greater number of persons than the number of nominees named. If any nominee should be unavailable for election as a result of an unexpected occurrence, shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE EIGHT (8) NOMINEES LISTED ABOVE.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to ratify the appointment of KPMG, as our independent registered public accounting firm for the year ending December 31, 2023. Representatives of KPMG are expected to be present live via the internet at the Annual Meeting, will have an opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions.

Although our bylaws do not require that our stockholders approve the appointment of our independent registered public accounting firm, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. If our stockholders vote against the ratification of KPMG, the Audit Committee will reconsider whether to continue to retain the firm. Even if our stockholders ratify the appointment of KPMG, the Audit Committee may choose to appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our company.

Independent Registered Public Accounting Firm Fees and Services

The Audit Committee has appointed KPMG as our independent registered public accounting firm for the audit of our annual consolidated financial statements as of and for the year ending December 31, 2023. KPMG has audited our financial statements since 2021. Prior to the year ending December 31, 2021, KPMG served as the independent auditors for MMI.

The following table sets forth the fees paid or accrued by us for the audit and other services provided by our auditor, KPMG, and our independent consultant, respectively, during the years ended December 31, 2022 and 2021.

	2022	2021
Audit Fees (1)	$1,573,423	$1,804,310
Tax Fees (2)	$225,572	$51,485
Total Fees	$1,798,995	$1,855,795

(1)	Audit Fees: This category includes amounts billed to us related to annual financial statement audit work, quarterly financial statement reviews and review of SEC registration statements.
(2)	Tax Fees: This category consists of the aggregate fees billed for professional services rendered by the principal independent consultant for tax compliance, tax advice, and tax planning.

The Audit Committee pre-approves all services provided by our independent auditors. All services and fees provided by KPMG following their appointment as our independent auditor have been reviewed and approved by the Audit Committee before the respective services were rendered.

Our Board has considered the nature and amount of fees billed by our independent auditors and believes that the provision of services for activities unrelated to the audit is compatible with maintaining our independent auditors’ independence.

Vote Required

Ratification of KPMG as our independent registered public accounting firm for the year ending December 31, 2023 requires the affirmative vote of a majority of the shares entitled to vote on this proposal, present in person (including via live webcast) or represented by proxy at a meeting at which a quorum is present. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal. We expect this this proposal will be considered a routine or “discretionary” matter on which your broker, bank or other agent will be able to vote on your behalf even if it does not receive instructions from you; therefore, no broker non-votes are expected to exist in connection with this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF KPMG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is a committee of the Company’s board of directors comprised solely of independent directors as required by the Nasdaq listing standards and rules and regulations of the SEC. The Audit Committee operates under a written charter approved by our board of directors, which is available on our corporate web site at https://investors.metamaterial.com/governance-documents. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

With respect to the Company’s financial reporting process, management is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company the Company’s consolidated financial statements. The Company’s independent registered public accounting firm, KPMG, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and to issue a report thereon. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare the Company’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements for fiscal year 2022 with management;
•	discussed with KPMG the matters required to be discussed by the applicable requirements of Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the PCAOB and the SEC; and
•

received the written disclosures and the letters from KPMG, as required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with KPMG, that firm’s independence.

Based on the Audit Committee’s review and discussions referred to in the bulleted list above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (as amended).

The Audit Committee has also appointed KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

The Audit Committee

Ken Hannah (Chair)

This report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent the Company specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

PROPOSAL 3: APPROVAL OF A REVERSE STOCK SPLIT

Our Board has determined that it is advisable and in our and our stockholders’ best interests that the Board be granted the authority to implement a reverse stock split of all issued and outstanding shares of our common stock at a ratio within the range of 1-for-5 to 1-for-35 (the “Ratio Range”), pursuant to Nevada Revised Statutes, or NRS, 78.2055 (the “Reverse Stock Split”), and has recommended that the proposed Reverse Stock Split be presented to, and approved by, our stockholders.

Our stockholders are being asked to approve the Reverse Stock Split and to grant authorization to our Board to determine, in its discretion, whether to implement the Reverse Stock Split, including its specific timing and the exact ratio within the Ratio Range (such ratio as finally determined by the Board, the “Final Ratio”). Should we receive the required stockholder approval for this Proposal 3, our Board will have the sole authority to determine, and without the need for any further action on the part of our stockholders, whether to effect the Reverse Stock Split and the number of whole shares of our common stock, between and including 5 and 35, that will be combined into one share of our common stock.

Purpose and Background of the Reverse Stock Split Proposal

The Board’s primary objective in proposing the Reverse Stock Split is to raise the per-share trading price of our common stock. On March 20, 2023, we received written notice (the “Notice”) from The Nasdaq Stock Market (“Nasdaq”) notifying us that, based on the closing bid price of our common stock for the previous 30 consecutive trading days, we no longer complied with the minimum bid price requirement for continued listing on Nasdaq. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”), and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the Minimum Bid Price Requirement exists if the deficiency continues for a period of 30 consecutive trading days. Pursuant to the Nasdaq Listing Rules, we had an initial 180 day compliance period to regain compliance with the Minimum Bid Price Requirement, until September 18, 2023. On September 19, 2023, we received notice from Nasdaq indicating that, while we had not regained compliance with the Minimum Bid Price Requirement by the end of the initial 180-day compliance period, the Nasdaq staff had determined that we were eligible for an additional 180-day period to regain compliance (the “Extended Compliance Period"). To regain compliance during the Extended Compliance Period, the closing bid price of our common stock must be at least $1.00 per share for a minimum of 10 consecutive trading days prior to March 18, 2024, and we must otherwise satisfy Nasdaq’s requirements for listing. If we are not in compliance by March 18, 2024, Nasdaq staff will provide written notification that our securities will be delisted. At that time, we may appeal the staff’s determination to a hearings panel.

The Board believes that the continued listing of our common stock on Nasdaq is beneficial for our stockholders and that the anticipated increased market price of our common stock that may result from the Reverse Stock Split may enhance our ability to regain compliance with the Minimum Bid Price Requirement for continued listing. If Nasdaq were to delist our common stock for any reason, it would negatively impact our reputation and, as a consequence, our business, and would have an adverse effect on (i) the liquidity and market price of our common stock, (ii) the number of investors willing to hold or acquire our common stock, (iii) our ability to access equity markets, issue additional securities and obtain additional financing in the future, and, (iv) our ability to provide equity incentives to our employees. The Board also believes that the anticipated increased market price of our common stock that may result from the Reverse Stock Split may encourage investor interest and improve the marketability of the common stock to a broader range of investors. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. The closing sale price of our common stock on October 18, 2023 was $0.1983 per share.

If the stockholders approve this proposal, then the Board would effect the Reverse Stock Split only upon the determination by the Board that such action would be in the best interests of the Company at that time. If the Board were to effect the Reverse Stock Split, then the Board would determine the Final Ratio within the Ratio Range and set the effective date of the Reverse Stock Split (the “Effective Date”). No further action on the part of stockholders would be required to either implement or abandon the Reverse Stock Split. The Board reserves its right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to effectiveness, it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company.

The Reverse Stock Split proposal is not being proposed in response to any effort that we are aware of to accumulate shares of our outstanding common stock or obtain control of the Company, or it is not our management's plan to recommend such actions to the Board or our stockholders.

Material Effects of Reverse Stock Split Proposal

The Board believes that the Reverse Stock Split will increase the price level of our common stock in order to, among other things, enhance our ability to regain compliance with the Minimum Bid Price Requirement for continued listing on Nasdaq and generate interest in the Company among investors, and in particular institutional investors that have investment policies that prohibit investment in lower-priced securities. The Board cannot predict, however, the effect of the Reverse Stock Split upon the market price for our common stock, and the history of similar reverse stock splits for companies in like circumstances is varied.

The market price per share of our common stock after the Reverse Stock Split may not rise in proportion to the reduction in the number of shares of common stock outstanding resulting from the Reverse Stock Split, or remain at an increased level for any period, which would reduce the market capitalization of the Company. Also, there is no assurance that the market price per share of our common stock would not decline below the anticipated stock price following the Reverse Stock Split or that the trading price would remain above the threshold required for continued listing on Nasdaq. The market price of our common stock may also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding, the effect of which the Board cannot predict. In addition, the fewer number of shares of common stock that will be available to trade will possibly cause the trading market of our common stock to become less liquid, which could have an adverse effect on the price of our common stock.

The Reverse Stock Split will affect all stockholders of the Company uniformly and will not affect any stockholder’s percentage ownership interests or proportionate voting power, except to the extent that the Reverse Stock Split results in any stockholders owning a fractional share. No fractional shares shall be issued in connection with the Reverse Stock Split. To avoid the existence of fractional shares of the common stock, any fractional shares that would otherwise be issued as a result of the Reverse Stock Split will be rounded up to the nearest whole share.

In addition, any and all outstanding options, warrants, restricted stock and restricted stock units (collectively, the “Outstanding Equity Rights”), entitling the holders thereof to acquire, through purchase, exchange, conversion or otherwise, shares of common stock will enable such holders to acquire, including upon exercise or conversion, as applicable, of their respective Outstanding Equity Rights, that number of shares of common stock, as adjusted based on the Final Ratio, which such holders would have been able to receive or purchase upon exercise or conversion of their respective Outstanding Equity Rights immediately preceding the Reverse Stock Split, at an exercise price or conversion rate, as and to the extent applicable, equal to the exercise price or conversion rate, as applicable, specified before the Reverse Stock Split, as adjusted by the Final Ratio, resulting in the same aggregate price being required to be paid upon exercise or conversion thereof immediately preceding the Reverse Stock Split.

The Reverse Stock Split may result in some stockholders owning less than 100 shares of common stock, or “odd lots”. Odd lots may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions in even multiples of 100 shares, or “round lots”.

The Reverse Stock Split will not affect the par value of our common stock. As a result, on the Effective Date, the value of the stated capital on our balance sheet attributable to the common stock will be reduced based on the Final Ratio, and the additional paid-in capital account will be increased with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the common stock will be retroactively increased for each period because there will be fewer shares of common stock outstanding.

In addition, the Reverse Stock Split would result in a relative increase in the number of authorized and unissued shares of our Common Stock.

The following table contains approximate information, based on share information as of October 18, 2023, relating to the potential impact of certain of the proposed Reverse Stock Split ratios on our outstanding common stock (without giving effect to the treatment of fractional shares):

Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Future Issuance under the 2021 Plan	Number of Shares of Common Stock Reserved for Warrants issued outside of the 2021 Plan	Number of Shares of Common Stock Authorized but Unissued and Unreserved
Pre-Reverse Stock Split	1,000,000,000	489,414,607	51,941,075	120,274,453	338,369,865
Post-Reverse Stock Split 1:5	1,000,000,000	97,882,922	10,388,215	24,054,891	867,673,972
Post-Reverse Stock Split 1:15	1,000,000,000	32,627,641	3,462,739	8,018,297	955,891,323
Post-Reverse Stock Split 1:25	1,000,000,000	19,576,585	2,077,643	4,810,979	973,534,793
Post-Reverse Stock Split 1:35	1,000,000,000	13,983,275	1,484,031	3,436,413	981,096,281

Effective Time

If the Reverse Stock Split proposal is approved by our stockholders, and the Board determines it is in the best interests of the Company to effect the Reverse Stock Split, then the Reverse Stock Split would become effective as of the date and time determined by our Board.

As soon as practicable after the Effective Date, stockholders will be notified that the Reverse Stock Split has been effected. Equiniti Trust Company, LLC, our transfer agent, will act as exchange agent for purposes of implementing the exchange.

Reverse Stock Split if Proposal 3 is Rejected by our Stockholders

In addition, under NRS 78.207, a corporation that desires to change the number of shares of a class of its authorized stock by increasing or decreasing the number of authorized shares of the class and correspondingly increasing or decreasing the number of issued and outstanding shares of the same class held by each stockholder of record at the effective date and time of the change, may, except in certain limited circumstances, do so by a resolution adopted by the Board, without obtaining the approval of the stockholders. In the event that our stockholders do not approve this Proposal 3, our Board may take action to effect a reverse split of our common stock without stockholder approval pursuant to NRS 78.207 if required to comply with the Nasdaq minimum bid price requirement described below and if the Board deems such a reverse stock split without stockholder approval to be in the interests of the Company. In the event any reverse stock split of our common stock is implemented, whether the Reverse Stock Split (if approved by our stockholders pursuant to this Proposal 3 and implemented by our Board), or a reverse stock split effectuated by our Board without stockholder approval pursuant to NRS 78.207, any fractional shares of our common stock that would otherwise result from such reverse stock split, will be rounded up to the next whole share.

Record and Beneficial Stockholders

If this Proposal 3 is approved by our stockholders and our Board elects to implement the Reverse Stock Split, stockholders of record holding all of their shares of our common stock electronically in book-entry form under the direct registration system for securities will be automatically exchanged by the exchange agent and will receive a transaction statement at their address of record indicating the number of new post-split shares of our common stock they hold after the Reverse Stock Split. Non-registered stockholders holding common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Stock Split than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If this Proposal 3 is approved by our stockholders and our Board elects to implement the Reverse Stock Split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal from us or its exchange agent, as soon as practicable after the effective time of the Reverse Stock Split. Our transfer agent is expected to act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Stock Split shares in exchange for post-Reverse Stock Split shares in accordance with the procedures to be set forth in the letter of transmittal. No new post-Reverse Stock Split share certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNLESS AND UNTIL THEY ARE REQUESTED TO DO SO.

No Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. To avoid the existence of fractional shares of the common stock, any fractional shares that would otherwise be issued as a result of the Reverse Stock Split will be rounded up to the nearest whole share.

Criteria to Be Used for Decision to Proceed with the Reverse Stock Split

If the stockholders approve the Reverse Stock Split proposal, then the Board will be authorized to proceed with the Reverse Stock Split. In determining whether to proceed with the Reverse Stock Split, the Board will consider a number of factors, including Nasdaq listing requirements, market conditions, existing and expected trading prices of our common stock, and actual and forecasted results of operations.

Anti-Takeover Effects of the Reverse Stock Split

While the total number of authorized shares of our common stock will not change as a result of the Reverse Stock Split, the number of authorized shares of our common stock relative to the number of issued and outstanding common shares will increase. The relative increase in our authorized and unissued shares as a result of the Reverse Stock Split could potentially be used by our Board to thwart a takeover attempt. The overall effects of this might be to discourage, or make it more difficult to engage in, a merger, tender offer or proxy contest, or the acquisition or assumption of control by a holder of a large block of our securities and the removal of incumbent management. The Reverse Stock Split could make the accomplishment of a merger or similar transaction more difficult, even if it is seemingly beneficial to our stockholders. Our Board might use the additional shares to resist or frustrate a third-party transaction, favored by a majority of the independent stockholders that would provide an above-market premium, by issuing additional shares to frustrate the takeover effort.

As discussed above, our principal goal in effecting the Reverse Stock Split is to enhance our ability to regain compliance with the Minimum Bid Price Requirement for continued listing on Nasdaq. The Reverse Stock Split is not the result of management’s knowledge of an effort to accumulate the Company’s securities or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise.

The Reverse Stock Split proposal is not a plan by our Board to adopt a series of amendments to our Articles or Bylaws to institute an anti-takeover provision. We do not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

Plans for Authorized Shares

The Board believes that maintaining the current number of authorized shares of our common stock is necessary to provide us with the flexibility to act in the future with respect to raising additional financing, potential strategic collaborations and other corporate purposes without the delay and expense associated with obtaining special stockholder approval each time an opportunity requiring the issuance of shares of common stock may arise. Such a delay might deny us the flexibility that our Board views as important and in the interests of the Company and its stockholders.

Dissenter’s Rights

Under the Nevada Revised Statutes, stockholders will not be entitled to dissenter’s rights with respect to the Reverse Stock Split proposal, and we do not intend to independently provide stockholders with any such right.

Certain Material U.S. Federal Income Tax Considerations

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person. An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder.

This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment). If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this Information Statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. holders generally will not recognize gain or loss on the Reverse Stock Split. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged, and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged.

No gain or loss will be recognized by us as a result of the Reverse Stock Split. As noted above, we will not issue fractional shares of our common stock in connection with the Reverse Stock Split. Instead, we will issue a full share of post- Reverse Stock Split common stock to any stockholder who would have been entitled to receive a fractional share of common stock as a result of the Reverse Stock Split. The U.S. federal income tax consequences of the receipt of such an additional share of our common stock are not clear. Our view regarding the tax consequences of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts. Accordingly, each U.S. holder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the Reverse Stock Split.

Vote Required

Pursuant to NRS 78.2055, which was amended by the Nevada Legislature effective May 30, 2023, approval of the Reverse Stock Split of our common stock at a ratio within the range of 1-for-5 to 1-for-35, with such ratio to be determined in the discretion of our Board, requires the number of votes cast in favor of this proposal exceed the number of votes cast in opposition of this proposal, present in person (including via live webcast) or represented by proxy at a meeting at which a quorum is present. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. We expect that this proposal will be considered a routine or “discretionary” matter on which your broker, bank or other agent will be able to vote on your behalf even if it does not receive instructions from you; therefore, no broker non-votes are expected to exist in connection with this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT.

PROPOSAL 4: APPROVAL OF THE POTENTIAL ISSUANCE OF SHARES OF COMMON STOCK TO LINCOLN PARK CAPITAL FUND, LLC IN EXCESS OF 19.99% OF OUR OUTSTANDING COMMON STOCK PURSUANT TO NASDAQ LISTING RULES

Our Board is seeking the approval of our stockholders of the potential issuance of shares of our common stock to Lincoln Park in excess of 19.99% of our outstanding common stock pursuant to the Nasdaq Listing Rules.

Agreement with Lincoln Park

On September 11, 2023, we entered into a purchase agreement (the “Purchase Agreement”) with Lincoln Park, which provides that, upon the terms and subject to the conditions and limitations set forth therein, we will have the right, but not the obligation, to sell to Lincoln Park up to $50 million of our common stock over the 30-month term of the Purchase Agreement. Such sales of common stock by us, if any, may occur from time to time, at our sole discretion, over a period of 30 months beginning on the date on which the conditions to the commencement of sales under the Purchase Agreement are satisfied (the “Commencement Date”), all of which are outside of Lincoln Park’s control, will have been satisfied, including without limitation that a registration statement covering the resale by Lincoln Park of the shares issuable under the Purchase Agreement continues to be effective and that no stop order with respect to the registration statement shall be pending or threatened by the Securities and Exchange Commission (the “SEC”). Concurrently with entering into the Purchase Agreement, we also entered into a registration rights agreement with Lincoln Park, pursuant to which we agreed to provide Lincoln Park with certain registration rights related to the shares issued under the Purchase Agreement.

Under the Purchase Agreement, from and after the Commencement Date, on any business day selected by us on which the closing sale price of our common stock exceeds certain threshold prices set forth in the Purchase Agreement, we may direct Lincoln Park to purchase up to 500,000 shares of common stock on such business day (each, a “Regular Purchase”), provided, however, that (i) the Regular Purchase may be increased to up to 1,000,000 shares if that the closing sale price of our common stock is not below $0.20 on the purchase date, (ii) the Regular Purchase may be increased to up to 1,500,000 shares if the closing sale price of our common stock is not below $0.30 on the purchase date, and (iii) the Regular Purchase may be increased to up to 2,000,000 shares if the closing sale price of our common stock is not below $0.40 on the purchase date. In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $2,000,000.

The purchase price for Regular Purchases will be equal to the lesser of: 97% of the lower of: (i) the lowest sale price of our common stock on the applicable purchase date and (ii) the arithmetic average of the three (3) lowest closing sale prices for our common stock during the ten (10) consecutive business days ending on the business day immediately preceding the applicable purchase date (in each case, to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction that occurs on or after the date of the Purchase Agreement). We have the right to submit a purchase notice to Lincoln Park as often as every business day. A purchase notice for a Regular Purchase may only be issued after the markets have closed (i.e., after 4:00 pm Eastern time), which ensures that the purchase price is always known and fixed at the time the purchase notice is issued.

On any trading day that we have directed Lincoln Park to purchase the maximum number of shares of common stock we are then permitted to sell in a Regular Purchase under the Purchase Agreement, we will also have the right (but not the obligation), in our sole discretion, to deliver to Lincoln Park, simultaneously with the delivery of the Regular Purchase notice, a purchase notice directing Lincoln Park to purchase additional shares of our common stock in an “accelerated purchase” under the Purchase Agreement.

Under certain circumstances that are set forth in the Purchase Agreement, we also have the right (but not the obligation), in our sole discretion, to direct Lincoln Park to purchase additional amounts of our common stock in multiple “accelerated purchases” on the same trading day. An accelerated purchase directs Lincoln Park to purchase up to the lesser of (i) three times the number of shares purchased pursuant to a Regular Purchase, or (ii) 30% of the trading volume on the date of the accelerated purchase at a purchase price equal to the lesser of 97% of (i) the closing price on the date of the accelerated purchase, or (ii) the volume weighted average price on the date of the accelerated purchase.

Lincoln Park does not have the right to require us to sell any shares of common stock to Lincoln Park, but Lincoln Park will be obligated to make purchases as we direct, subject to certain conditions. In all instances, we may not sell shares of our common stock to Lincoln Park under the Purchase Agreement if it would result in Lincoln Park beneficially owning more than 4.99% of our common stock (the “Beneficial Ownership Limitation”). There are no limitations on the use of proceeds, financial or business covenants, restrictions on future financings (other than restrictions on the Company’s ability to enter into a similar type of agreement or equity line of credit), rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us. We currently anticipate that we will use any net proceeds from the sale of securities to Lincoln Park for working capital and general corporate purposes. The aggregate number of shares that the Company can sell to Lincoln Park under the Purchase Agreement may in no case exceed 95,497,527 shares (subject to certain adjustments) of common stock (which is equal to approximately 19.99% of the shares of the common stock outstanding immediately prior to the execution of the Purchase Agreement) (the “Exchange Cap”), unless (i) stockholders' approval is obtained to issue Purchase Shares above the Exchange Cap, in which case the Exchange Cap will no longer apply, or (ii) the average price of all applicable sales of common stock to Lincoln Park under the Purchase Agreement equals or exceeds the “Minimum Price” (as defined in the Purchase Agreement and as defined under Nasdaq Listing Rule 5635(d)).

Requirement to Seek Stockholder Approval

As a result of our listing on The Nasdaq Capital Market, issuances of our common stock are subject to the Nasdaq Listing Rules, including Rule 5635(d).

Nasdaq Listing Rule 5635(d) requires us to obtain stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by us of more than 19.99% of our outstanding shares of our common stock (or securities convertible into or exercisable for shares of our common stock) at a price less than the lower of (i) the closing price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement, or (ii) the average closing price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement (the “Nasdaq 20% Rule”).

Under the Nasdaq 20% Rule, in no event may we issue or sell to Lincoln Park under the Purchase Agreement more than the Exchange Cap unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of common stock to Lincoln Park under the Purchase Agreement equals or exceeds the lesser of the closing price of our common stock immediately prior to the date that the Purchase Agreement is executed or the average closing price of our common stock for the 5 trading days immediately prior to the date the Purchase Agreement is executed, such that issuances and sales of the common stock to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable Nasdaq rules. In any event, the Purchase Agreement will specifically provide that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.

In addition, Nasdaq Listing Rule 5635(b) generally requires us to obtain stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Pursuant to applicable Nasdaq guidance, a change of control may generally be deemed to occur when an investor would own or have the right to acquire 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power would be the largest ownership position of the issuer. However, in determining if a change of control has occurred (and stockholder approval is required), Nasdaq will consider all circumstances concerning the transaction and may determine that a change of control has occurred even if the number of shares of common stock or voting power that an investor has a right to acquire is less than 20%.

Based on the closing sale price of our common stock on October 18, 2023 of $0.1983 per share (the last closing sale price of our common stock on October 18, 2023), we would need to issue approximately 259,941,461 shares of common stock to Lincoln Park to fully utilize the $50.0 million expected to be available under the Purchase Agreement, which exceeds the Exchange Cap. In order to fully utilize the $50.0 million available under the Purchase Agreement, we are required to obtain stockholder approval pursuant to Nasdaq Listing Rules 5635(b) and 5635(d) to permit issuances of our common stock to Lincoln Park pursuant to the Purchase Agreement in excess of the Exchange Cap. Accordingly, under this Proposal 4, we are seeking stockholder approval for the issuance of shares of our common stock under the Purchase Agreement in excess of the Exchange Cap.

Effect of Failure to Obtain Stockholder Approval

If Proposal 4 is not approved by our stockholders at the Annual Meeting, we will not be permitted to issue shares of common stock to Lincoln Park under the Purchase Agreement in excess of the Exchange Cap, unless the average price of all sales and issuances of common stock to Lincoln Park under the Purchase Agreement equals or exceeds the Minimum Price (as defined under Nasdaq Rule 5635(d)(1)(A)), such that issuances and sales of our common stock to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under the Nasdaq 20% Rule, and we may not issue shares under the Purchase Agreement if the issuance would violate Nasdaq Listing Rule 5635(b). If, as a result of failing to obtain stockholder approval, we are prohibited from issuing shares of common stock to Lincoln Park under the Purchase Agreement in excess of the Exchange Cap (or in an amount that would violate Nasdaq Listing Rule 5635(b)), we would likely be required to seek alternative sources of financing sooner than if we obtain stockholder approval under this Proposal 4 and are able to access the maximum amount of $50.0 million under the Purchase Agreement.

Reasons for Approving the Issuance to Lincoln Park and Effect on Current Stockholders

Our Board has determined that the issuance of shares of common stock to Lincoln Park under the Purchase Agreement is in the best interests of the Company because the right to sell shares to Lincoln Park provides the Company with a reliable source of capital and the ability to access that capital when and as needed.

Dilution

The sale of shares to Lincoln Park pursuant to the terms of the Purchase Agreement will have a dilutive effect on the existing stockholders, including the voting power and economic rights of the existing stockholders. For example, if we were to sell to Lincoln Park all 259,941,461 shares (which is the maximum number of shares we could sell under the Purchase Agreement at a price equal to the last closing sale price of our common stock on October 18, 2023) for which we are seeking stockholder approval to issue under the Purchase Agreement, Lincoln Park would beneficially own approximately 35.1% of the outstanding shares of the Company after such issuances on a pro forma basis.

Beneficial Ownership Limitation and Control Considerations

Notwithstanding the foregoing, the Purchase Agreement provides that the Company shall not issue, and Lincoln Park shall not purchase, any shares of our common stock under the Purchase Agreement if such shares proposed to be issued and sold, when aggregated with all other shares of our common stock then owned beneficially (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended) by Lincoln Park and its affiliates, would result in the beneficial ownership by Lincoln Park and its affiliates of more than 4.99% of our then issued and outstanding shares of common stock. This Beneficial Ownership Limitation limits the number of shares Lincoln Park may beneficially own at any one time to 4.99% of our outstanding common stock. Consequently, the number of shares Lincoln Park may beneficially own in compliance with the beneficial ownership limitation may increase over time as the number of outstanding shares of our common stock increases over time. Lincoln Park may sell some or all of the shares it purchases under the Purchase Agreement, permitting it to purchase additional shares in compliance with the Beneficial Ownership Limitation.

Effect of Approval

If this Proposal 4 is approved by our stockholders, we will be able to issue shares in a greater number than permitted by the Exchange Cap to Lincoln Park under the Purchase Agreement pursuant to the Purchase Agreement, up to a maximum of $50.0 million of our common stock. If approved, we will be able to sell shares of our common stock under the Purchase Agreement from time to time, at our sole discretion, over the 30-month period beginning on the Commencement Date. Based on the closing price of our common stock on October 18, 2023 of $0.1983 per share (which is the last closing sale price of our common stock on October 18, 2023), we could issue and sell under the Purchase Agreement approximately 259,941,461 shares. The additional shares that we could issue to Lincoln Park will result in greater dilution to existing stockholders and may result in a decline in our stock price or greater price volatility.

Each additional share of common stock that would be issuable to Lincoln Park would have the same rights and privileges as each share of our currently authorized common stock.

Vote Required

Approval of the issuance of shares of common stock to Lincoln Park pursuant to Nasdaq Listing Rules 5635(b) and 5635(d) requires the affirmative vote of a majority of the shares entitled to vote on this proposal, present in person (including via live webcast) or represented by proxy at a meeting at which a quorum is present. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK TO LINCOLN PARK CAPITAL FUND, LLC IN EXCESS OF 19.99% OF OUR OUTSTANDING COMMON STOCK PURSUANT TO NASDAQ LISTING RULES.

PROPOSAL 5: APPROVAL OF AMENDMENT TO THE 2021 EQUITY INCENTIVE PLAN

Our Board is seeking the approval of our stockholders of an amendment to the 2021 Equity Incentive Plan (the "2021 Plan"), which was adopted by the Board of Directors on October 13, 2023, subject to stockholder approval (the “Amended 2021 Plan”). The 2021 Plan was originally adopted by our Board on October 28, 2021, and approved by our stockholders on December 3, 2021. The Amended 2021 Plan will allow us to increase the size of the share reserve (the "Pool") by 50,000,000 shares, from 1,084,485 shares to 51,084,485 shares. Human Resources and Compensation Committee, in consultation with its independent Compensation Consultant, determined the size of the share reserve under the Amended 2021 Plan by considering future hiring needs, market standards for employee incentives, and the balance between retaining control and minimizing equity dilution.

If approved by our stockholders at the Annual Meeting, the Amended 2021 Plan would authorize up to 51,084,485 shares of common stock to be utilized for awards of stock options, stock appreciation rights and restricted stock awards (which may be in the form of shares of common stock or share units giving the participant the right to receive shares of common stock at a specified future date).

If the Amended 2021 Plan is approved by stockholders, and awards are granted under the plan, it may have a dilutive effect on our stockholders and will impact our net income per share, although the actual results cannot be determined until the Plan Amendment is implemented. To the extent all 51,084,485 of the shares available for equity incentive awards under the Amended 2021 Plan are issued, such issuances would dilute stockholders by approximately 10.4%. The actual amount by which existing stockholders would be diluted cannot be determined, as the number of outstanding shares will fluctuate in the future.

Reasons for Voting for Approval of the Plan Amendment

The Amended 2021 Plan Will Allow Us to Retain and Continue to Attract the Best Talent

The 2021 Plan is to promote the long-term growth and profitability of the Company, to provide directors and employees with an incentive to achieve corporate objectives, to attract and retain individuals of outstanding competence and to provide these individuals with incentives that are closely linked to the interests of the Company’s stockholders. Our Board believes that our success depends on the ability to attract and retain the best available personnel and that the ability to grant equity awards is crucial to recruiting and retaining the services of such individuals. In addition, our Board believes that equity awards align the interests of service providers and stockholders by giving service providers an ownership stake in the company, motivate service providers to achieve outstanding performance, and provide an effective means of rewarding service providers for their contributions to our success.

If stockholders approve the Amended 2021 Plan, then the additional Pool would be available to be issued to our employees and service providers. If stockholders do not approve the Amended 2021 Plan, we would continue to grant equity awards to our employees and service providers under our 2021 Plan, but we will be limited to 1,084,485 shares which our Board feels will not be sufficient to adequately incentivize our current employees and service providers or for our future growth. As of October 18, 2023, approximately 155 employees and seven non-employee directors were eligible to participate in the 2021 Plan. Also, as of October 18, 2023, the closing sales price of a share of our common stock as reported on the Nasdaq Capital Market was $0.1983 per share.

As a result of the above, it would be challenging to attract and retain talent. Furthermore, we will be unable to continue our equity incentive program and we will have to restructure our existing compensation programs for reasons that are not directly related to the achievement of our business objectives, which could prevent us from successfully attracting and retaining highly skilled executive officers and other service providers. To remain competitive without equity-based compensation arrangements, it likely will be necessary to replace components of compensation previously awarded in equity with cash. We do not believe increasing cash compensation to make up for any shortfall in equity compensation would be practical or advisable, because we believe that a combination of equity awards and cash compensation provide a more effective compensation strategy than cash alone for attracting, retaining and motivating our employees long-term and aligning employees’ and stockholders’ interests. In addition, any significant increase in cash compensation in lieu of equity awards could substantially increase our operating expenses and reduce our cash flow from operations, which could adversely affect our business results and could adversely affect our business strategy, including using cash flow for strategic acquisitions, research and development of innovative new products, and improvements in the quality and performance of existing products.

A Reasonable Number of Shares Will Be Reserved Under the Amended 2021 Plan

If our stockholders approve the Amended 2021 Plan, a total aggregate of 51,084,485 shares of our common stock will have been reserved for issuance under the Amended 2021 Plan, which is an increase to the 1,084,485 shares currently reserved under the 2021 Plan. If the Amended 2021 Plan is approved by the stockholders, we anticipate that these shares of our common stock will be enough to meet our expected needs for approximately 3 years, including FY2023 equity awards. The Human Resources and Compensation Committee and our Board considered the following when determining the number of shares to reserve for issuance under the Amended 2021 Plan:

•

As of October 18, 2023, the number of shares of our common stock that remained available for issuance under the 2021 Plan was 1,084,485 shares. As of the same date, the outstanding equity awards under the 2021 Plan covered a total of 51,941,075 shares of our common stock, which consists of (i) 21,180,879 shares subject to outstanding options, with a weighted average exercise price of $0.66, and a weighted term of 5.3 years, (ii) 4,435,394 shares subject to outstanding DSUs, (iii) 23,871,302 shares subject to outstanding RSUs, and (iv) 2,453,500 shares subject to outstanding warrants, with a weighted average exercise price of $4.56, and a weighted term of 2.8 years.

•	As of October 18, 2023, 51,941,075 shares were subject to outstanding equity awards under our 2021 Plan, which represent approximately 10.6 % of the outstanding shares as of October 18, 2023.

The Amended 2021 Plan Includes Compensation and Governance Best Practices

The Amended 2021 Plan includes provisions that are considered best practice for compensation and corporate governance purposes. These provisions protect our stockholders’ interests, as follows:

•	Administration. The Amended 2021 Plan will be administered by the Human Resources and Compensation Committee, which consists entirely of independent non-employee directors.

•	Annual Limits on Awards to Non-Employee Directors. The Amended 2021 Plan sets reasonable limits as to the awards that non-employee directors may receive during each fiscal year.

•	Limited transferability. Awards under the Amended 2021 Plan generally may not be sold, assigned, transferred, pledged, or otherwise encumbered, unless otherwise approved by the administrator.

•	No Tax Gross-ups. The Amended 2021 Plan does not provide for any tax gross-ups.

•

Forfeiture Events. Each award under the Amended 2021 Plan will be subject to any clawback policy of ours, and the administrator may require a participant to forfeit, return, or reimburse us all or a portion of the award and any amounts paid under the award in order to comply with such clawback policy or applicable laws.

Our executive officers and directors have an interest in the approval of the Amended 2021 Plan because they are eligible to receive equity awards under the Amended 2021 Plan.

Summary of the Amended 2021 Plan

Our Amended 2021 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporations’ employees and for the grant of non-statutory stock options, restricted stock, restricted stock units, or RSUs, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent, subsidiaries’ and affiliates’ employees and consultants.

The following is a summary of the principal features of the Amended 2021 Plan and its operation. The summary is qualified in its entirety by reference to the Amended 2021 Plan set forth in Schedule A.

Authorized Shares

A total of 51,084,485 shares of our common stock are reserved for issuance pursuant to our Amended 2021 Plan. Additionally, if any award issued pursuant to either of our Prior Plans expires or becomes unexercisable without having been exercised in full, is forfeited to or repurchased by us due to the failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the Amended 2021 Plan (unless the Amended 2021 Plan has terminated), provided that no more than 51,941,075 shares may become available in this manner. Notwithstanding the foregoing and, subject to adjustment as provided in the Amended 2021 Plan, the maximum number of shares that may be issued upon the exercise of incentive stock options will equal the aggregate share number stated above, plus, to the extent allowable under Code Section 422 and the Treasury Regulations promulgated thereunder, any shares that become available for issuance under the 2021 Plan in accordance with the foregoing. The stockholders are being asked to approve the Amended 2021 Plan, which includes the Pool described herein.

If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock, restricted stock units, performance units or performance shares, is forfeited to or repurchased by us due to the failure to vest, the unpurchased shares (or for awards other than options or stock appreciation rights the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the Amended 2021 Plan (unless the 2021 Plan has terminated). Only shares actually issued pursuant to a stock appreciation right will cease to be available under the Amended 2021 Plan; all remaining shares under stock appreciation rights will remain available for future grant or sale under the Amended 2021 Plan (unless the Amended 2021 Plan has terminated). Shares that have actually been issued under the 2021 Plan under any award will not be returned to the 2021 Plan and will not become available for future distribution under the Amended 2021 Plan. However, if shares issued pursuant to awards of restricted stock or, restricted stock units, performance shares or performance units are repurchased by us or are forfeited to us due to the failure to vest, such shares will become available for future grant under the Amended 2021 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholdings related to an award will become available for future grant or sale under the Amended 2021 Plan. To the extent an award under the 2021 Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the Amended 2021 Plan.

Eligibility

Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to any Service Providers. Non-statutory Stock Options and Stock Appreciation Rights, to the extent required for exemption under Section 409A, may be granted only to Service Providers rendering services to the Company or a Subsidiary (not a Parent). Incentive Stock Options may be granted only to Employees. As of October 18, 2023, there would have been approximately 155 employees and seven non-employee directors eligible to participate in the 2021 Plan.

Plan Administration

Our board of directors or one or more committees appointed by our board of directors will administer our Amended 2021 Plan. In addition, if we determine it is desirable to qualify transactions under our Amended 2021 Plan as exempt under Rule 16b-3 of the Exchange Act, or Rule 16b-3, such transactions will be structured with the intent that they satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of our Amended 2021 Plan, the administrator has the power to administer our Amended 2021 Plan and make all determinations deemed necessary or advisable for administering the Amended 2021 Plan, including the power to determine the fair market value of our common stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the Amended 2021 Plan, determine the terms and conditions of awards (including the exercise price, the time or times at which the awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of our Amended 2021 Plan and awards granted under it, prescribe, amend and rescind rules relating to our Amended 2021 Plan, including creating sub-plans and modify or amend each award, including the discretionary authority to extend the post-termination exercisability period of awards (provided that no option or stock appreciation right will be extended past its original maximum term), and to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price or different terms, awards of a different type or cash, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants.

Stock Options

Stock options may be granted under our Amended 2021 Plan. The exercise price of options granted under our Amended 2021 Plan generally must at least be equal to the fair market value of our common stock on the date of grant. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, they may exercise their option for the period of time stated in their option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for twelve months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of our Amended 2021 Plan, the administrator determines the other terms of options.

Stock Appreciation Rights

Stock appreciation rights may be granted under our Amended 2021 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. After the termination of service of an employee, director or consultant, they may exercise their stock appreciation right for the period of time stated in their stock appreciation rights agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the stock appreciation rights will remain exercisable for twelve months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of our Amended 2021 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock

Restricted stock may be granted under our Amended 2021 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of our Amended 2021 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units and Deferred Stock Units

RSUs may be granted under our Amended 2021 Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. Subject to the provisions of our Amended 2021 Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator may permit payment of RSUs to be paid out in installments or on a deferred basis, in accordance with the rules and procedures established by the administrator (“Deferred Stock Units”). The administrator, in its sole discretion, may pay earned RSUs or Deferred Stock Units in the form of cash, in shares of our common stock or in some combination thereof. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any vesting requirements will be deemed satisfied.

Performance Units and Performance Shares

Performance units and performance shares may be granted under our Amended 2021 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance objectives or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number or the value of performance units and performance shares to be paid out to participants. The administrator may set performance objectives based on the achievement of company-wide, divisional, business unit or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator on or prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof.

Non-Employee Directors

Our Amended 2021 Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under our Amended 2021 Plan. Our Amended 2021 Plan includes a maximum annual limit of $750,000 of equity awards that may be granted to a non-employee director in any fiscal year, increased to $1,500,000 in connection with the non-employee director’s initial service. For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with GAAP). Any equity awards granted to a person for their services as an employee, or for their services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

Non-transferability of Awards

Unless the administrator provides otherwise, our Amended 2021 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during their lifetime. If the administrator makes an award transferrable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments

In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under our Amended 2021 Plan, the administrator will adjust the number and class of shares that may be delivered under our Amended 2021 Plan or the number, and price of shares covered by each outstanding award and the numerical share limits set forth in our Amended 2021 Plan.

Dissolution or Liquidation

In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control

Our Amended 2021 Plan provides that in the event of our merger with or into another corporation or entity or a “change in control” (as defined in our 2021 Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by us without payment) or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; (v) with respect only to an award (or portion thereof) that is unvested as of immediately prior to the effective time of the merger or change in control, the termination of the award immediately prior to the effective time of the merger or change in control with such payment to the participant (including no payment) as the administrator determines in its discretion; or (vi) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards a participant holds, or all awards of the same type, similarly. In the event that awards (or portion thereof) are not assumed or substituted for in the event of a merger or change in control, the participant will fully vest in and have the right to exercise all of their outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and RSUs will lapse and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and us or any of our subsidiaries or parents, as applicable. If an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the vested option or stock appreciation right will terminate upon the expiration of such period.

For awards granted to an outside director, the outside director will fully vest in and have the right to exercise all of their outstanding options and stock appreciation rights, all restrictions on restricted stock and RSUs will lapse and, for awards with performance-based vesting, unless specifically provided for in the award agreement, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

Clawback

Awards will be subject to any clawback policy of ours that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments or benefits with respect to an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events. Our board of directors may require a participant to forfeit, return or reimburse us all or a portion of the award or shares issued under the award, any amounts paid under the award and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with such clawback policy or applicable laws.

Amendment and Termination

The administrator has the authority to amend, suspend or terminate our Amended 2021 Plan provided such action does not impair the existing rights of any participant. Our Amended 2021 Plan automatically will terminate in 2031, unless we terminate it sooner.

Federal Tax Aspects

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the Amended 2021 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two (2) years following the date the option was granted nor within one (1) year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two (2) years after the date of grant or within one (1) year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Non-statutory Stock Options

Options not designated or qualifying as incentive stock options will be non-statutory stock options having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a non-statutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a non-statutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a non-statutory stock option or the sale of the stock acquired pursuant to such grant.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty (30) days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards and Deferred Stock Units

There generally are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Shares and Performance Unit Awards

A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2021 Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. The Company will also have withholding and reporting requirements with respect to such amounts.

Medicare Surtax

A participant’s annual “net investment income”, as defined in Section 1411 of the Internal Revenue Code, may be subject to a 3.8% federal surtax (generally referred to as the “Medicare Surtax”). Net investment income may include capital gain and/or loss arising from the disposition of shares subject to a participant’s awards under the Amended 2021 Plan. Whether a participant’s net investment income will be subject to the Medicare Surtax will depend on the participant’s level of annual income and other factors.

Tax Effect for the Company

The Company generally will be entitled to a tax deduction in connection with an award under the Amended 2021 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a non-statutory stock option).

New Plan Benefits

All awards to employees, officers, directors and consultants under the Amended 2021 Plan are made at the discretion of the Board and its delegates. Therefore, the benefits and amounts that will be received or allocated under the Amended 2021 Plan are not determinable at this time. Please refer to the description of grants made to our named Executive Officers in the last fiscal year described in the “Summary Compensation Table.” Grants made to our non-employee directors in the last fiscal year are described in “2022 Director Compensation.”

Existing Plan Benefits

Since the initial approval of the 2021 Plan through October 18, 2023, the following number of stock options have been granted under the 2021 Plan to the individuals and groups described in the table. The table reflects stock options granted without regard to any later forfeiture of such stock options.

Name and Position/ Group	Number of Shares Covered by Stock Option Awards
George Palikaras, Former President and CEO	796,675
Kenneth Rice, Former CFO and COO	438,552
Jonathan Waldern, Former CTO	6,601,336
All current executive officers as a group	1,856,807
All current non-employee directors as a group	—
Non-executive officer employee group	15,032,715

Vote Required

Approval of the Company’s Amended 2021 Equity Incentive Plan requires the affirmative vote of a majority of the shares entitled to vote on this proposal, present in person (including via live webcast) or represented by proxy at a meeting at which a quorum is present. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of voting on this proposal.

THE BOARD RECOMMENDS THAT A VOTE “FOR” THE APPROVAL OF AMENDMENT OF THE 2021 PLAN.

INTERESTS OF CERTAIN PERSONS IN OR OPPOSITION TO

MATTERS TO BE ACTED UPON

None of the persons who have served as our executive officers or directors since the beginning of our last fiscal year, or any associates of such persons, have any substantial interest, direct or indirect, in any of the proposals set forth herein, other than certain directors seeking election in Proposal 1 and certain officers who have received or may receive equity grants under the Amended 2021 Plan in Proposal 5.

Equity Compensation Plan Information

The following table provides information about the common stock that may be issued upon the exercise of options, warrants and rights and the vesting of RSUs under all of our existing equity compensation plans as of December 31, 2022:

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)(#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)($)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Columns (a)) (#)
Equity compensation plans approved by security holders	46,465,655	1.06	10,977,474
Equity compensation plans not approved by security holders	—	—	—
Total equity compensation plans	46,465,655	1.06	10,977,474

(1)	Includes 6,506,922 shares of common stock issuable upon vesting of outstanding RSUs.
(2)	The weighted-average exercise price does not include the shares issuable upon vesting of RSUs and DSUs, which have no exercise price.

OTHER MATTERS WHICH MAY BE PRESENTED FOR ACTION AT THE MEETING

The Board of Directors does not intend to present for action at this Annual Meeting any matter other than those specifically set forth in the Notice of Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, it is the intention of persons named in the proxy to vote thereon in accordance with their judgment pursuant to the discretionary authority conferred by the proxy.

PROPOSALS FOR 2024 ANNUAL MEETING

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner, as described below.

For a stockholder proposal to be considered for inclusion in our proxy statement for the 2024 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our Corporate Secretary must receive the written proposal at our principal executive offices no later than [●]; provided, however, that in the event we hold the 2024 Annual Meeting of Stockholders more than 30 days before or after the one-year anniversary of the Annual Meeting, we will disclose the new deadline by which stockholder proposals must be received in our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition to being timely submitted, stockholder proposals must otherwise comply with the requirements of Rule 14a-8. Proposals should be addressed to: Meta Materials Inc., Attn: Corporate Secretary, 60 Highfield Park Drive, Suite 102, Dartmouth, Nova Scotia, Canada, NS B3A 4R9.

Notice of a stockholder proposal submitted outside the processes of Rule 14a-8 for the 2024 Annual Meeting of Stockholders will be considered untimely unless received by us no later than 45 days before the one-year anniversary of the date on which we first sent our proxy materials for this year’s Annual Meeting, or [●].

In addition, to comply with Rule 14a-19 of the Exchange Act, stockholders must provide notice of the intent to solicit proxies in support of director nominees (other than our nominees) for the 2024 Annual Meeting by notifying our Corporate Secretary no later than [●], 2024. In addition, Rule 14a-19 under the Exchange Act requires additional information be included in director nomination notices, including a statement that the stockholder intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors. If any change occurs with respect to such stockholder’s intent to solicit the holders of shares representing at least 67% of such voting power, such stockholder must notify us promptly.

Stockholders are advised to review our bylaws for additional information regarding other matters, and procedures related to such matters, that may be considered at an annual meeting of stockholders.

MISCELLANEOUS

We file annual, quarterly and current reports, proxy statements and other documents with the SEC electronically. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can access the electronic versions of these filings on the SEC’s website found at www.sec.gov.

By Order of the Board of Directors,

/s/ Uzi Sasson
October [●], 2023	Uzi Sasson
Chief Financial Officer and Chief Operating Officer

Preliminary Proxy Materials

ANNUAL MEETING OF STOCKHOLDERS OF

META MATERIALS INC.

December 11, 2023

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, Annual Report, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/24438

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20830303030000000100 4 121123

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3, 4 AND 5. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ John R. Harding
- ○ Allison Christilaw
- ○ Steen Karsbo
- ○ Ken Hannah
- ○ Vyomesh Joshi
- ○ Eugenia Corrales
- ○ Philippe Morali
- ○ Jim Fusaro

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2, 3, 4 and 5.**

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Preliminary Proxy Materials

0

META MATERIALS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS – DECEMBER 11, 2023 AT 12:00 PM ET

The undersigned stockholder of META MATERIALS, INC., a Nevada corporation (the "Company", "META", "we", or "us"), hereby appoints each of George Palikaras and Uzi Sasson, or either of them, with full power of substitution (the "Proxies") as proxies on behalf and in the name of the undersigned, to represent the undersigned at the 2023 Annual Meeting of Stockholders of the Company, to be held on December 11, 2023 at 12:00 p.m. Eastern Time online at https://web.lumiagm.com/231241931, (password:) and at any adjournment or adjournments thereof, and to vote all shares of the Company that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and all such other business as may properly come before the meeting.

(Continued and to be signed on the reverse side)

1.1 14475

Schedule A

META MATERIALS INC.

2021 EQUITY INCENTIVE PLAN

(as amended and restated on October 13, 2023, subject to stockholders' approval on December 11, 2023)

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Non-statutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii) Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(f), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by a duly authorized committee of the Board, in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Meta Materials Inc., a Nevada corporation, or any successor thereto.

(k) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(l) “Director” means a member of the Board.

(m) “Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(n) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(q) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system (other than an over-the counter market, which will not be considered an established stock exchange of national market system for the purposes of this definition), including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last trading date such closing sales price was reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(r) “Fiscal Year” means the fiscal year of the Company.

(s) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

(t) “Non-statutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(u) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(v) “Option” means a stock option granted pursuant to the Plan.

(w) “Outside Director” means a Director who is not an Employee.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(y) “Participant” means the holder of an outstanding Award.

(z) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(aa) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(bb) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(cc) “Plan” means this 2021 Equity Incentive Plan.

(dd) “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(ee) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(ff) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(gg) “Section 16(b)” means Section 16(b) of the Exchange Act.

(hh) “Securities Act” means the Securities Act of 1933, as amended.

(ii) “Service Provider” means an Employee, Director or Consultant.

(jj) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(kk) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

(ll) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to adjustment as provided for in Section 15 of this Plan, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan will equal to 51,084,485 Shares. The Shares may be authorized but unissued, or reacquired Common Stock.

(b) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company due to the failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholdings related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Code Section 422 and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).

(c) Prior Plan Awards. If any award issued pursuant to the Torchlight Energy Resources, Inc. 2015 Stock Option Plan or the Meta Materials Inc. Amended and Restated Stock Option Plan (the “Prior Plans”) expires or becomes unexercisable without having been exercised in full, is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased Shares (or for awards other than stock options or stock appreciation rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated).

(d) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which Committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to institute and determine the terms and conditions of an Exchange Program;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-U.S. laws or for qualifying for favorable tax treatment under applicable non-U.S. laws;

(ix) to modify or amend each Award (subject to Section 20(c) of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards; provided, however, that in no case will an Option or Stock Appreciation Right be extended beyond its original maximum term;

(x) to allow Participants to satisfy tax withholding obligations in a manner prescribed in Section 15(d);

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.

5. Eligibility. Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to any Service Providers. Non-statutory Stock Options and Stock Appreciation Rights, to the extent required for exemption under Section 409A, may be granted only to Service Providers rendering services to the Company or a Subsidiary (not a Parent). Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Grant of Options. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options in such amounts as the Administrator, in its sole discretion, will determine.

(b) Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Non-statutory Stock Option. Notwithstanding such designation, however, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Non-statutory Stock Options. For purposes of this Section 6(c), Incentive Stock Options will be taken into account in the order in which they were granted, the Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and the calculation will be performed in accordance with Code Section 422 and Treasury Regulations promulgated thereunder.

(d) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(e) Option Exercise Price and Consideration.

(i) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

a) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share (or the fair market value per Share as determined in accordance with Treas. Reg. 1.409A-1(b)(5)(iv)(A)) on the date of grant.

b) granted to any Employee other than an Employee described in paragraph (a) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2) In the case of a Non-statutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant (or the fair market value per Share as determined in accordance with Treas. Reg. 1.409A-1(b)(5)(iv)(A)).

(3) Notwithstanding the foregoing provisions of this Section 6(e), Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note; to the extent permitted by Applicable Laws; (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator will consider if acceptance of such consideration may be reasonably expected to benefit the Company.

(f) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholding). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the

Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers of the Company or a Subsidiary at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to any Award of Stock Appreciation Rights.

(c) Exercise Price and Other Terms. The per Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a Stock Appreciation Right as set forth in Section 7(f) will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) relating to the maximum term and Section 6(f) relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

8. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 8 or as the Administrator determines, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement which shall establish exemption or comply with all requirements of Code Section 409A. Notwithstanding the foregoing, the Administrator, in its sole discretion, may permit payment of earned Restricted Stock Units to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator (“Deferred Stock Units”). The Administrator, in its sole discretion, may settle earned Restricted Stock Units or Deferred Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period or at such other time as may be specified in the Award Agreement which shall establish exemption or comply with all requirements of Code Section 409A. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11. Outside Director Limitations. No Outside Director may be granted, in any Fiscal Year, Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of more than $750,000, increased to $1,500,000 in connection with his or her initial service. Any Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, will not count for purposes of the limitations under this Section 11.

12. Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. In no event will the Company have any obligation under the terms of this Plan to reimburse a Participant for any taxes or other costs that may be imposed on Participant as a result of Section 409A.

13. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Non-statutory Stock Option.

14. Limited Transferability of Awards.

Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and the numerical Share limits of Section 3.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this subsection 15(c), the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection 15(c) and subsection 15(d), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance

Unit, or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 15(c) to the contrary, and unless otherwise provided in an Award Agreement, if an Award that vests, is earned or paid-out under an Award Agreement is subject to Code Section 409A and if the change in control definition contained in the Award Agreement does not comply with the definition of “change of control” for purposes of a distribution under Code Section 409A, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Code Section 409A without triggering any penalties applicable under Code Section 409A.

(d) Outside Director Awards. In the event of a Change in Control, with respect to Awards granted to an Outside Director, the Outside Directors will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable.

16. Tax Withholding.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligation is due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, non-U.S. or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by such methods as the Administrator shall determine, including, without limitation, (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (iii) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld, or (v) any combination of the foregoing methods of payment. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term of Plan. The Plan will become effective upon its adoption by the Board, subject to Section 23. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 20 of the Plan.

20. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or non-U.S. law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23. Stockholder Approval. The Plan will be presented for approval by the stockholders of the Company at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”). Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws. If stockholder approval is not obtained at the 2021 Annual Meeting, then any Option granted under the Plan shall be considered null and void. No Option granted under the Plan may be treated as an Incentive Stock Option if the Plan is not approved by stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board.

24. Forfeiture Events.

(a) All Awards under the Plan will be subject to recoupment under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 24 is specifically mentioned and waived in an Award Agreement or other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a Subsidiary or Parent of the Company.

(b) The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, termination of such Participant’s status as Service Provider for cause or any specified action or inaction by a Participant, whether before or after such termination of service, that would constitute cause for termination of such Participant’s status as a Service Provider.